Exhibit 2.3

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
By and Among
AVNERA CORPORATION
AI ACQUISITION CORP.
SKYWORKS SOLUTIONS, INC.
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS AGENT OF THE EQUITYHOLDERS
Dated as of August 3, 2018

i

Page

1.    THE MERGER                                        1
1.1    The Merger                                    1
1.2    Closing; Effective Time                                2
1.3    Effect of the Merger                                2
1.4    Certificate of Incorporation; Bylaws                        2
1.5    Directors and Officers                                2
1.6    Effect on Equity Interests                                2
1.7    Closing Consideration                                5
1.8    Payment Schedule                                5
1.9    Payment Procedures                                6
1.10    Cash, Debt and Working Capital Estimates                        8
1.11    Post-Closing Adjustments                                8
1.12    Closing Deliveries                                11
1.13    Required Withholding                                13
1.14    Earnout                                        13
1.15    Defined Terms Used in this Agreement                        15

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY                28
2.1    Organization, Good Standing, Corporate Power and Qualification            28
2.2    No Subsidiaries                                    28
2.3    Authorization; No Breach; Valid and Binding Agreement                28
2.4    Capitalization                                    29
2.5    Financial Statements                                29
2.6    Absence of Certain Developments; Undisclosed Liabilities                30
2.7    Real Property; Assets                                30
2.8    Tax Matters                                    30
2.9    Contracts and Commitments                            32
2.10    Intellectual Property                                33
2.11    Litigation                                    37
2.12    Governmental Consents                                38
2.13    Employee Benefit Plans                                38
2.14    Employment and Labor Matters                            39
2.15    Insurance                                    40
2.16    Compliance with Laws; Permits                            40
2.17    Environmental Compliance and Conditions                        41
2.18    Affiliate Transactions                                42
2.19    Brokerage Fees                                    42
2.20    Customers and Suppliers                                42
2.21    Inventory                                    42
2.22    Accounts Receivable                                43
2.23    Bank Accounts                                    43
2.24    Product and Service Warranties                            43
2.25    FCPA; Compliance with Office of Foreign Assets Control                43

3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER                44
3.1    Organization, Good Standing, Qualification and Power                44
3.2    Authorization                                    44
3.3    No Violation                                    44
3.4    Sufficient Funds                                    44
3.5    Governmental Consents and Filings                            44
3.6    Litigation                                    44

-i-

(continued)
Page

3.7    Activities of Merger Sub                                44
3.8    Brokers’ Fees                                    45
3.9    No Other Representations and Warranties;Non-Reliance                45

4.    COVENANTS                                        45
4.1    Conduct of Business Prior to Closing                        45
4.2    Access to Information                                47
4.3    Press Releases and Communications                        47
4.4    Officers’ and Directors’ Indemnification                        47
4.5    Employee Benefits Arrangements                            48
4.6    Confidentiality                                    49
4.7    280G Covenant                                    49
4.8    Information Statement                                50
4.9    Further Assurances                                50
4.10    Notice of Breaches                                50
4.11    Exclusivity                                    51
4.12    Termination of Affiliate Arrangements                        51
4.13    Data Room Documentation                            51
4.14    Preferred Stock Conversion                            51

5.    INDEMNIFICATION; REMEDIES                            51
5.1    Survival                                        51
5.2    Indemnification by the Equityholders                        52
5.3    Indemnification by Purchaser and Merger Sub                    52
5.4    Indemnification Procedures                            52
5.5    Limitations on Liability                                54
5.6    Procedures for Claims Against, and Distributions of, Funds Deposited with Escrow Agent    55
5.7    Tax Treatment of Indemnity Payments                        56
5.8    Exclusive Remedy; Further Limitations                        56

6.    AGENT                                            56
6.1    Appointment of Agent                                56
6.2    Exculpation and Indemnification of Agent Group                    57
6.3    Expense Fund                                    58
6.4    Acceptance of Appointment; Survival of Immunities                    58
6.5    Actions of Agent                                    59
6.6    Reliance                                        59

7.    CONDITIONS TO MERGER                                59
7.1    Conditions to Each Party’s Obligation to Effect the Merger                59
7.2    Additional Purchaser and Merger Sub Conditions                    60
7.3    Additional Company Conditions                            61

8.    TERMINATION                                        61
8.1    Termination                                    61
8.2    Effect of Termination                                62

9.    MISCELLANEOUS                                    62
9.1    Successors and Assigns                                62
9.2    Governing Law and Dispute Resolution                        63
9.3    Counterparts                                    63

-ii-

(continued)
Page

9.4    Titles and Subtitles                                63
9.5    Notices                                        63
9.6    Fees and Expenses                                65
9.7    Attorney’s Fees                                    65
9.8    Amendments and Waivers                                65
9.9    Specific Performance                                65
9.10    Severability                                    66
9.11    Delays or Omissions                                66
9.12    Entire Agreement                                    66
9.13    Joint Negotiation and Drafting                            66
9.14    Interpretation                                    66
9.15    Post-Closing Representation                            67

-iii-

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of August 3, 2018 (the “Agreement Date”) by and among Skyworks Solutions, Inc., a Delaware corporation (“Purchaser”), AI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), Avnera Corporation, a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact (“Agent”) of the Equityholders (as defined below).
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Capital Stock will be converted into the right to receive the Merger Consideration as set forth herein;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Purchaser and Merger Sub, (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by the Transaction Agreements, including the Merger (collectively, the “Transaction”), and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (“Delaware Law”);
WHEREAS, the respective boards of directors of Purchaser and Merger Sub have each (a) determined that it is in the best interests of Purchaser and Merger Sub, and their respective stockholders, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Transaction, in each case, in accordance with Delaware Law;
WHEREAS, concurrent with the execution of this Agreement and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of Manpreet Khaira, Raj Garg and Chris O’Connor have executed and delivered to Purchaser a Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Restrictive Covenant Agreements”), which such Restrictive Covenant Agreements will become effective at the Effective Time; and
WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction.
NOW, THEREFORE, in consideration of the terms contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.The Merger.
1.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger, substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Purchaser. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
1.2    Closing; Effective Time. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). In connection with the Closing, the parties shall cause the Merger to become effective by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing becoming effective being the “Effective Time” and the date on which such Effective Time occurs being the “Closing Date”).
1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at and after the Effective Time, all the property, rights, privileges, franchises, licenses, authority and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
1.4    Certificate of Incorporation; Bylaws.
(a)    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Avnera Corporation” and (ii) any other changes necessary to reflect the change referenced in clause (i) of this sentence shall be made.
(b)    At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the Bylaws of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Avnera Corporation.
1.5    Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.
1.6    Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Equityholders of any of the following securities, all of the outstanding Equity Interests of the Company, upon the terms and subject to the conditions set forth in this Agreement, will be cancelled and extinguished and converted automatically into the right to receive the Merger Consideration as set forth below, payable in each case without interest, consistent with the procedures set forth in Section 1.9:

(a)    Common Stock. Each share of Common Stock issued and outstanding as of the Effective Time (other than any share of Common Stock to be cancelled pursuant to Section 1.6(b), as set forth in Section 1.6(g) and any Dissenting Shares) shall be converted and exchanged into the right to receive an amount in cash equal to (i) the Per Common Share Consideration, (ii) the Per Common Share Earnout Amount when the Earnout Amount (if any) becomes due and payable in accordance with this Agreement, (iii) the portions of the Escrow Fund allocable to such share of Common Stock, if any, when distributed to the Equityholders in accordance with this Agreement, and (iv) the portions of the Expense Fund allocable to such share of Common Stock, if any, when distributed to the Equityholders in accordance with this Agreement.
(b)    Cancelation of Treasury Stock. All shares of Capital Stock that are held by the Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)    Vested Options. Each outstanding Vested Option will be canceled and the holder thereof (a “Vested Optionholder”) will be entitled to receive an amount in cash (the aggregate amount thereof, the “Option Merger Consideration”), equal to
(i)    (A) the excess of the Per Common Share Consideration over the per share exercise price of the Vested Option multiplied by (B) the number of shares of Common Stock subject to such Vested Option (such amount, the “Closing Date Option Merger Consideration”);
(ii)    (A) the Per Common Share Earnout Amount when the Earnout Amount (if any) becomes due and payable in accordance with this Agreement multiplied by (B) the number of shares of Common Stock subject to such Vested Option;
(iii)    the portions of the Escrow Fund allocable to the number of shares of Common Stock subject to such Vested Option, if any, when distributed to the Equityholders in accordance with this Agreement; and
(iv)    the portions of the Expense Fund allocable to the number of shares of Common Stock subject to such Vested Option, if any, when distributed to the Equityholders in accordance with this Agreement.
For purposes of clarity, no payment shall be made with respect to any Vested Option cancelled pursuant hereto with a per share exercise price that equals or exceeds the amount of the Option Merger Consideration. All payments of Option Merger Consideration to Vested Optionholders shall be made on the same schedule and on the same terms and conditions as apply to the Stockholders generally and in all events in accordance with the requirements set forth in Treasury Regulation Section 1.409A-3(i)(5)(iv). The Surviving Corporation shall pay the Option Merger Consideration to which a Vested Optionholder who is an employee or former employee of the Company is entitled and for which Tax withholding is required through the employee payroll system of the Surviving Corporation no later than its next regularly scheduled payroll date occurring at least five Business Days following the date on which such Option Merger Consideration becomes payable. Each payment of Option Merger Consideration to a Vested Optionholder for which Tax withholding is not required shall be paid to such holder in cash by the Surviving Corporation at the same time payment is made to Vested Optionholders for whom Tax withholding is required. In connection therewith, the Company shall provide any notices to Vested Optionholders as may be required by the applicable Company Stock Incentive Plan.

(d)    Unvested Options.
(i)    Effective as of the Effective Time, Purchaser shall assume each Unvested Option (each an “Assumed Option”), and each such Assumed Option shall become an option to acquire, on the same terms and conditions as were applicable under such Assumed Option immediately prior to the Effective Time, a number of shares of Purchaser common stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Company Common Stock subject to the Unvested Option immediately prior to the Effective Time by (y) the quotient obtained from dividing the amount payable for each share of Common Stock pursuant to Section 1.6(a) (as reasonably determined by the Board of Directors of the Company and Purchaser) by the Closing Price (the “Unvested Option Exchange Ratio”) (rounded down to the nearest whole number), at a price per share of Purchaser common stock (rounded up to the nearest whole cent) equal to the quotient obtained from dividing (A) the exercise price per share of the shares of Company Common Stock purchasable pursuant to the assumed Unvested Option immediately prior to the Effective Time by (B) the Unvested Option Exchange Ratio; provided, however, that the exercise price and the number of shares of Purchaser common stock subject to each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and provided further that in the case of each Unvested Option that qualifies immediately prior to the Effective Time as an “incentive stock option” within the meaning of Section 422 of the Code, the exercise price and the number of shares of Purchaser common stock subject to the applicable Assumed Option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. In connection therewith, the Company shall provide any notices to holders of Unvested Options as may be required by the applicable Company Stock Incentive Plan. From and after the Effective Time, each Unvested Option shall no longer represent the right to acquire Company Common Stock.
(ii)    Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser common stock for delivery upon exercise of the Assumed Options. As of no later than three Business Days after the Effective Time, Purchaser shall maintain a registration statement on Form S-8 (or any successor form)or another appropriate form with respect to the shares of Purchaser common stock subject to such Assumed Options, and Purchaser thereafter shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for as long as any Assumed Options remain outstanding.
(iii)    To the extent applicable, prior to the Effective Time, Purchaser shall take all such steps as may be required to approve, for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the acquisition of Assumed Options in the Merger by any applicable individuals and to cause such acquisitions to be exempt under Rule 16b-3 promulgated under the Exchange Act.
(iv)    Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the assumption and conversion of the Unvested Options by Purchaser in accordance with the terms of this Section 1.6(d) (including, without limitation, obtaining any necessary consents) and the assignment to Purchaser of the authorities and responsibilities of the Company Board or any committee thereof with respect to the Assumed Options.
(e)    Warrants. Each unexpired, unexercised and outstanding Warrant will be canceled and the holder thereof (a “Warrantholder”) will be entitled to receive an amount in cash, equal to the Warrant Consideration for each share of Common Stock (after giving effect to the conversion of all shares of Preferred Stock to Common Stock contemplated by Section 4.14) that would have been issued upon exercise of such Warrant had it been exercised immediately prior to the Effective Time. The Company will cause each Warrant to be cancelled and terminated as of the Effective Time, such that no holder of any Warrant will have rights thereafter with respect to such Warrant except as expressly provided in this Section 1.6(e).
(f)    Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding as of the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate, if any, of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
(g)    Restricted Stock. Each outstanding share of Restricted Stock that does not vest as a result of the Merger (“Unvested Stock”) shall be cancelled at the Effective Time and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated by Section 1.13) per share from Purchaser equal to the consideration paid to other holders of Common Stock pursuant to Section 1.6(a), with the payment of such consideration subject to the same vesting schedule (and subject to continued employment through the applicable vesting dates) as the corresponding Unvested Stock, provided that any consideration payable to such holders after any applicable vesting date (e.g. distributions of the Earnout Amount, the Escrow Fund, and the Expense Fund) shall be paid at the same time such consideration is paid to the other Equityholders. The cash amounts described in the immediately preceding sentence shall be subject to the same terms and conditions (including any acceleration of vesting properties) as applied to the corresponding Unvested Stock converted pursuant to this Section 1.6(g) immediately prior to the Effective Time. Prior to the Effective Time, the Company shall take all necessary or appropriate action (including obtaining any necessary consents) to effectuate the transactions contemplated by this Section 1.6(g). Notwithstanding anything in this Agreement to the contrary, payments pursuant to this Section 1.6(g) to holders of Unvested Stock who did not timely file Section 83(b) elections under the Code with respect to such Unvested Stock shall be paid by the Surviving Corporation through the employee payroll system rather than through the Paying Agent.
1.7    Closing Consideration. Subject to Section 1.11, the aggregate consideration payable by Purchaser at the Closing (the “Closing Consideration”) shall consist of an amount in cash equal to (i) the Estimated Merger Consideration, minus (ii) $5,025,000 (the “Escrow Fund”), which shall consist of (A) an amount equal to $3,000,000 (the “Adjustment Escrow Fund”) and (B) an amount equal to $2,025,000 (the “Indemnity Escrow Fund”), and shall be held in escrow and released by Wilmington Trust, National Association (the “Escrow Agent”) pursuant to the terms of this Agreement and the Escrow Agreement, minus (iii) $200,000 (the “Expense Fund”). For the avoidance of doubt, the amount in cash actually payable by Purchaser at the Closing will not include the Aggregate Exercise Price included in the definition of Merger Consideration.
1.8    Payment Schedule. Concurrently with the delivery of the Closing Certificate in accordance with Section 1.10, the Company shall deliver to Purchaser and the Paying Agent a funds flow statement in a form mutually acceptable to the Parties (the “Payment Schedule”) setting forth the following:
(a)    Equityholder Payments. With respect to each Equityholder, (i) such Person’s name and notice address currently on record with the Company; (ii) the total number of shares of Common Stock (after giving effect to the conversion of all shares of Preferred Stock to Common Stock contemplated by Section 4.14) held by such Equityholder and the respective Certificate number(s) evidencing such shares; (iii) the total number of shares of Preferred Stock held prior to the conversion of all shares of

Preferred Stock to Common Stock contemplated by Section 4.14 and the respective Certificate number(s) evidencing such shares (it being agreed that Common Stock certificates evidencing the conversion contemplated by Section 4.14 will not be issued prior to the exchange of Certificates with the Paying Agent in accordance with Section 1.9); (iv) with respect to each holder of Options, whether such holder is or was at the time such Options were granted an employee of the Company, the number of shares of Common Stock subject to each Option and the exercise price of such Option; (v) with respect to each holder of Warrants, the number of shares of Common Stock subject to each Warrant and the exercise price of such Warrant (after giving effect to the conversion of all shares of Preferred Stock to Common Stock contemplated by Section 4.14); (vi) the total amount of cash payable or issuable to such Person at the Closing pursuant to Section 1.6 before any Tax withholdings in respect to such Person’s (A) shares of Common Stock (after giving effect to the conversion of all shares of Preferred Stock to Common Stock contemplated by Section 4.14), (B) Options and (C) Warrants; and (vii) such Person’s Percentage.
(b)    Other Payments. With respect to each other Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing, the amount payable to such payee, along with payment instructions for each such payee.
1.9    Payment Procedures.
(a)    Paying Agent. The Company and Purchaser have designated Wilmington Trust, National Association to act as the paying agent (the “Paying Agent”) for the purpose of exchanging certificates representing the shares of Capital Stock (the “Certificates”) for each Stockholder’s share of the Merger Consideration and for exchanging Warrants for each Warrantholder’s share of the Merger Consideration, to be allocated among the Stockholders and Warrantholders in accordance with the Payment Schedule delivered to Purchaser by the Company pursuant to Section 1.8.
(b)    Delivery of Transmittal Letters. Promptly following the Closing, the Company shall cause the Paying Agent to distribute a Transmittal Letter substantially in the form attached as Exhibit C (each, a “Transmittal Letter”) to each Stockholder and Warrantholder at the address set forth in the Payment Schedule advising such holder of the effectiveness of the Merger and the procedures for surrendering to the Paying Agent such Stockholder’s Certificates and such Warrantholder’s Warrants, as applicable, and a duly completed and validly executed Transmittal Letter (with all other documentation required to be delivered pursuant to the Transmittal Letter) in exchange for the portion of the Merger Consideration payable to such Stockholder or Warrantholder pursuant to this Agreement and as set forth on the Payment Schedule.
(c)    Payments to Equityholders. Following the Closing, the Paying Agent shall within five Business Days of receipt of all required documentation from an Equityholder, deliver to such Equityholder, in accordance with the terms of such Equityholder’s Transmittal Letter, (i) the aggregate share of the Closing Consideration payable to such Equityholder pursuant to this Agreement and as set forth on the Payment Schedule and (ii) within five Business Days of the receipt by Paying Agent of any additional amounts to be distributed to the Equityholders (including any Earnout Amount or portions of the Escrow Fund) pursuant to Section 1.11(e), deliver to such Equityholder such Equityholder’s Percentage of any such distribution as set forth on the Payment Schedule; provided, however, that to the extent that all such required documentation is provided to the Paying Agent at least three Business Days before the Closing Date by an Equityholder, then Purchaser shall cause the Paying Agent to pay the aggregate share of the Closing Consideration payable to such Equityholder in exchange for such holder’s shares of Capital Stock (or Warrants in the case of a Warrantholder) within one Business Day following the Closing Date. In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule (as may be adjusted upon the mutual agreement of Agent and Purchaser to correct any manifest errors) shall control. Purchaser, Merger Sub, the Surviving Corporation, Agent and the Paying Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the Equityholders pursuant to this Agreement.
(d)    Transfer of Ownership. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of such payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not applicable.
(e)    Surrender of Certificates and Warrants. Until properly surrendered or canceled, each Certificate and Warrant shall be deemed for all purposes to evidence only the right to receive the portion of the Closing Consideration payable in exchange for shares of Capital Stock or Warrant held by such Equityholder in accordance with the Payment Schedule and this Agreement. No Stockholder or Warrantholder shall be entitled to receive any portion of the Closing Consideration to which such Stockholder or Warrantholder would otherwise be entitled until such Stockholder’s or Warrantholder’s respective Certificates or Warrants (or valid affidavits of loss with respect thereto) are properly delivered and surrendered in accordance with this Agreement.
(f)    Lost, Stolen or Destroyed Certificates or Warrants. In the event any Certificate or Warrant shall have been lost, stolen or destroyed, the Paying Agent shall pay as soon as practicable (and in any event within five Business Days) with respect to such lost, stolen or destroyed Certificates or Warrants, upon the making of an affidavit of that fact by the holder thereof, the amount payable with respect to such Certificate or Warrant as set forth on the Payment Schedule; provided, that Purchaser may, in its reasonable discretion or as required by standard policies of the Paying Agent and as a condition precedent to the payment of such consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a customary agreement of indemnification (but not a bond) in form reasonably satisfactory to Purchaser with respect to any claim that may be made against Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
(g)    Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Capital Stock or Warrants thereafter on the records of the Company or the Surviving Corporation.
(h)    Escheat. At any time following the 12 month anniversary of the Effective Time, the Surviving Corporation, at its option, will be entitled (but in no way obligated) to cause the Paying Agent to deliver to it any Merger Consideration which had been made available to the Paying Agent and not disbursed to Equityholders, and, thereafter, in the event of such delivery to the Surviving Corporation, such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable to them. Notwithstanding anything to the contrary in this Agreement, none of Purchaser, the Surviving Corporation, the Escrow Agent, the Paying Agent, Agent nor any Equityholder shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock (other than any such shares to be canceled pursuant to Section 1.6(b)) outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has the right to demand appraisal for such shares in accordance with Section 262 of Delaware Law (any of such shares, “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under Delaware Law. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses his, her or its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration to which such Stockholder is entitled, without interest. Prior to the Effective Time, the Company shall (a) give Purchaser reasonably prompt notice of any demands received by the Company for appraisal of Capital Stock pursuant to Delaware Law, (b) give Purchaser the opportunity to participate in all negotiations and proceedings with respect to such demands and (c) will not, except with the prior written consent of Purchaser (which such consent will not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settled any such demands. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be, upon Purchaser’s request, returned to Purchaser by the Paying Agent to the extent that Purchaser makes payment to the holder of such Dissenting Shares directly in exchange for those Dissenting Shares.
(j)    Interest. Any interest that accrues in the Escrow Fund shall be paid out in accordance with the terms of the Escrow Agreement. Except as set forth in the preceding sentence, no other interest shall be payable hereunder with respect to the Merger Consideration.
1.10    Cash, Debt and Working Capital Estimates. At least three Business Days prior to the Closing Date, the Company shall estimate in good faith the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and shall deliver to Purchaser a certificate of the Company’s Chief Executive Officer (the “Closing Certificate”) setting forth such estimates, together with a calculation of the Estimated Merger Consideration. The Closing Certificate shall be accompanied by executed payoff letters and lien releases (including lien releases for the two historical security interests identified on Schedule 1.10) in a form reasonably satisfactory to Purchaser for each holder of Estimated Closing Indebtedness (the “Payoff Letters”). As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital” and “Estimated Company Transaction Expenses” mean the estimates of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, set forth in the Closing Certificate, “Estimated Merger Consideration” means an amount equal to the Merger Consideration payable at the Closing calculated as set forth herein, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Working Capital Adjustment Amount is equal to the Estimated Working Capital Adjustment Amount and that the Company Transaction Expenses are equal to the Estimated Company Transaction Expenses.
1.11    Post-Closing Adjustments.
(a)    Delivery and Review of Preliminary Adjustment Statement. Within sixty days after the Closing Date, Purchaser shall cause the Surviving Corporation to prepare and deliver to Agent an adjustment statement of the Company, setting forth Purchaser’s determination of the amount of Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and, based on such determination, Purchaser’s written calculation of the Merger Consideration to be paid at the Closing (the “Closing Date Merger Consideration”), and the adjustment necessary, if any, to reconcile the Estimated Merger Consideration to the Closing Date Merger Consideration and a description of the underlying basis for any such adjustment (the “Preliminary Adjustment Statement”). Following the delivery of the Preliminary Adjustment Statement, Purchaser shall, and shall cause the Surviving Corporation to, provide Agent with reasonable access during normal business hours to the personnel, books and records of the Surviving Corporation and the work papers prepared by Purchaser’s independent accountants that pertain to the preparation of the Preliminary Adjustment Statement (subject to compliance with Purchaser’s independent accountant’s customary procedures for release), each to the extent related to Agent’s evaluation of the Preliminary Adjustment Statement. Purchaser and the Surviving Corporation shall reasonably cooperate with Agent in such examination. The Preliminary Adjustment Statement, as finally modified pursuant to clauses (b) through (d) of this Section 1.11, is referred to herein as the “Final Adjustment Statement.” All disputes with respect to the Preliminary Adjustment Statement will be resolved in accordance with clauses (b) through (d) of this Section 1.11.
(b)    Dispute Notice. If, within thirty days following delivery of the Preliminary Adjustment Statement to Agent in accordance with Section 1.11(a), Agent has not delivered to Purchaser a written objection notice stating that Agent does not agree with the calculation of the Preliminary Adjustment Statement, then the Preliminary Adjustment Statement will become the Final Adjustment Statement and shall be deemed final, conclusive and binding on the parties. If Agent disputes the calculation of the Preliminary Adjustment Statement, Agent will (i) deliver to Purchaser within thirty days of its receipt of the Preliminary Adjustment Statement, a reasonably detailed objection notice (the “Dispute Notice”) specifying the disputed items in the Preliminary Adjustment Statement (the “Disputed Items”), and (ii) will include in such notice any proposed adjustments to the Preliminary Adjustment Statement and the basis for such adjustment. If the Dispute Notice is delivered in accordance with this Section 1.11(b), then any amount set forth in the Preliminary Adjustment Statement as to which Agent has not objected to in the Dispute Notice will be deemed to be accepted and will become part of the Final Adjustment Statement.
(c)    Meeting to Resolve Disputed Items. If the Dispute Notice is timely provided in accordance with Section 1.11(b), Purchaser and Agent will use commercially reasonable efforts for a period of thirty days after Purchaser’s receipt of the notice of Disputed Items (or such longer period as they may mutually agree in writing) to resolve the Disputed Items (the “Consultation Period”). If Purchaser and Agent reach agreement in writing on all of the Disputed Items within the Consultation Period, the Final Adjustment Statement will be the Preliminary Adjustment Statement modified to reflect the adjustments accepted pursuant to Section 1.11(b) and those otherwise agreed to in writing by the parties pursuant to this Section 1.11(c).
(d)    Resolution by Independent Accounting Firm. If Purchaser and Agent do not reach final resolution of all Disputed Items within the Consultation Period, then any remaining Disputed Items will be submitted for resolution to the Independent Accounting Firm, who shall determine all unresolved Disputed Items as follows:
(i)    Purchaser and Agent agree to jointly engage the Independent Accounting Firm within fifteen days following the end of the Consultation Period.
(ii)    No more than five days following the date the Independent Accounting Firm is engaged, Purchaser will deliver to the Independent Accounting Firm a copy of this Agreement, the Financial Statements, the Preliminary Adjustment Statement, the Dispute Notice and any other relevant correspondence between the parties.

(iii)    No more than fifteen days following the date the Independent Accounting Firm is engaged, Purchaser and Agent will also each provide to the Independent Accounting Firm (A) position papers outlining such party’s respective arguments and supporting documentation for such party’s position, provided that Purchaser’s positions, arguments and computations must match those set forth in the Preliminary Adjustment Statement or otherwise agreed to with Agent pursuant to Section 1.11(c) (and the Independent Accounting Firm will not consider any that do not so match) and Agent’s positions, arguments and computations must match those set forth in the Dispute Notice or otherwise agreed to with Purchaser pursuant to Section 1.11(c) (and the Independent Accounting Firm will not consider any that do not so match), and (B) reasonable access to the books and records of the Surviving Corporation and the work papers or other schedules prepared by Purchaser or Agent’s accountants (subject to compliance with such party’s accountants’ customary procedures for release) relating to the preparation of the Preliminary Adjustment Statement and the Dispute Notice.
(iv)    Each of Purchaser and Agent will be afforded an opportunity to discuss the Disputed Items with the Independent Accounting Firm at such hearing as the Independent Accounting Firm may request or permit (which such hearing shall be held in Los Angeles, California); provided, that (A) each party will provide the other party with a copy of all materials provided to, and written communications with, the Independent Accounting Firm and (B) no party (or any of its representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Disputed Items.
(v)    The Independent Accounting Firm shall make its determination of the Disputed Items and calculation of the Closing Date Merger Consideration in accordance with this Agreement, and such calculation shall (except in the case of fraud or manifest error) be binding and conclusive on the parties and constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. The Independent Accounting Firm’s engagement will be limited to (A) reviewing the Preliminary Adjustment Statement as it pertains to the Disputed Items; (B) determining (1) whether Purchaser’s proposed amount for each Disputed Item in the Preliminary Adjustment Statement or Agent’s proposed adjustment to such Disputed Item in the Dispute Notice is calculated more nearly in accordance with the terms of this Agreement and (2) whether there were mathematical errors in the Preliminary Adjustment Statement; (C) preparing the Final Adjustment Statement, which will include those amounts in the Preliminary Adjustment Statement accepted by Agent pursuant to Section 1.11(b), those adjustments otherwise agreed to in writing by Purchaser and Agent pursuant to Section 1.11(c), and the amounts of the Disputed Items as determined by the Independent Accounting Firm in accordance with this Agreement; and (D) calculating the final adjustment amount, the Closing Date Merger Consideration and each of Purchaser and Agent’s allocable portion of the Independent Accounting Firm’s fees and expenses. The fees and expenses of the Independent Accounting Firm will be borne by Purchaser and Agent (on behalf of the Equityholders) in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations will also be determined by the Independent Accounting Firm.
(vi)    The parties will instruct the Independent Accounting Firm to (A) complete its preparation of the Final Adjustment Statement and calculation of the adjustment amount as promptly as practical and no more than thirty days after the position papers described in Section 1.11(d)(iii) are submitted to it and (B) deliver promptly thereafter a copy of the Final Adjustment Statement, its calculation of the final adjustment amount and the Closing Date Merger Consideration, and each of Purchaser and Agent’s allocable portion of the Independent Accounting Firm’s fees and expenses to Purchaser and Agent, together with a report setting forth the resolution of each Disputed Item and the Independent Accounting Firm’s determination with respect thereto.
(e)    Adjustment of Closing Date Merger Consideration. If the Closing Date Merger Consideration, as finally determined in accordance with this Section 1.11, is greater than the Estimated Merger Consideration, then Purchaser shall, within five Business Days of such final determination, (i) pay to the Paying Agent for further distribution to the Stockholders and Warrantholders the amount of such difference payable to the Stockholders and Warrantholders by means of a wire transfer of immediately available funds and (ii) pay to the Surviving Corporation’s payroll provider the amount payable to holders of Vested Options directly and instruct such payroll provider to deliver such payments to the holders of Vested Option in the next regularly scheduled payroll of the Surviving Corporation, each in accordance with such Equityholder’s Percentage as set forth on the Payment Schedule. If the Closing Date Merger Consideration, as finally determined, is less than the Estimated Merger Consideration, then Purchaser and Agent shall submit joint written instructions to the Escrow Agent, directing the Escrow Agent to disburse from the Adjustment Escrow Fund the amount of such difference to Purchaser. The Adjustment Escrow Fund shall be Purchaser’s sole and exclusive recourse for any difference between the Closing Date Merger Consideration and the Estimated Merger Consideration and the Equityholders shall have no liability for such difference in excess of the Adjustment Escrow Fund. The amount of the Adjustment Escrow Fund that remains after payment to Purchaser of any difference shall be (i) paid to the Paying Agent for further distribution to the Stockholders and Warrantholders by means of a wire transfer of immediately available funds and (ii) paid to the Surviving Corporation’s payroll provider together with instructions to such payroll provider to deliver such payments to the holders of Vested Options in the next regularly scheduled payroll of the Surviving Corporation, each in accordance with such Equityholder’s Percentage as set forth on the Payment Schedule. Any payments required to be made under this Section 1.11(e) shall be payable no later than five Business Days after the final determination of such amounts (provided that payments to holders of Vested Options may be made at the next regularly scheduled payroll of the Surviving Corporation).
1.12    Closing Deliveries.
(a)    Company Deliveries. At the Closing, the Company shall deliver:
(i)    To Purchaser, a certificate of the Secretary of the Company certifying that attached thereto are true and complete copies of (A) the Organizational Documents of the Company, (B) the resolutions of the Company Board approving the Transaction Agreements and the Transaction, and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect, (C) copies of forms of notices sent to the holders of each class of Preferred Stock and Common Stock in accordance with the Company’s Organizational Documents and other Contracts governing the rights of the Equityholders, and (D) the written consent of the Company’s Stockholders approving the Transaction Agreements and the Transaction in accordance with Law and the Organizational Documents of the Company (the “Written Consent”) and certifying that such Written Consent was duly adopted, has not been amended or rescinded and is in full force and effect.
(ii)    To Purchaser, a certificate of good standing as of a date within five Business Days prior to the Closing for the Company from the Secretary of State of the State of Delaware.
(iii)    To Purchaser, a certificate conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that shares of Capital Stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.
(iv)    To Purchaser and the Escrow Agent, the Escrow Agreement, duly executed by Agent.
(v)    To Purchaser and the Paying Agent, the Paying Agent Agreement, duly executed by Agent.
(vi)    To Purchaser, the Payment Schedule in accordance with Section 1.8.
(vii)    To Purchaser, the Closing Certificate, together with the Payoff Letters, in accordance with Section 1.10.
(viii)    To Purchaser, the Officer’s Certificate in accordance with Section 7.2(c).
(ix)    To Purchaser, copies of all consents or notifications set forth in Schedule 1.12(a)(ix) which will have been obtained or made at or prior to the Closing (the effectiveness of which can be contingent on the Closing).
(x)    To Purchaser, resignations from all of the officers and directors of the Company, each of which resignations will be effective upon the Closing; provided that any such resignation shall not, as applicable, constitute a resignation of such officer’s or director’s employment with the Company.
(xi)    To Purchaser, evidence that the D&O Tail Policy has been obtained.
(b)    Purchaser Deliveries. At the Closing, Purchaser shall deliver:
(i)    To the Company, a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date, certifying that attached thereto is a true and complete copy of resolutions of the boards of directors of Purchaser and Merger Sub and the sole stockholder of Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction by Purchaser and Merger Sub, and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.
(ii)    To Agent and the Escrow Agent, the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.
(iii)    To Agent and the Paying Agent, the Paying Agent Agreement, duly executed by Purchaser and the Paying Agent.
(iv)    To the Paying Agent for further distribution to the Stockholders and Warrantholders, by wire transfer of immediately available funds, the Closing Consideration, less the Closing Date Option Merger Consideration.
(v)    To each Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing as set forth on the Payment Schedule, the amount of the Company Transaction Expense and/or Company Indebtedness set forth thereon with respect to such Person, by wire transfer of immediately available funds.
(vi)    To the Escrow Agent, the Escrow Fund, by wire transfer of immediately available funds.
(vii)    To the Company, evidence reasonably satisfactory to the Company of the binding of the R&W Insurance Policy.
(viii)    To Agent, the Expense Fund, by wire transfer of immediately available funds.
(ix)    To the Company, for further distribution to the holders of Vested Options, by wire transfer of immediately available funds, the Closing Date Option Merger Consideration to be paid following the Closing within the time period specified in Section 1.6(c).
(x)    To the Company, the officer’s certificate in accordance with Section 7.3(c).
1.13    Required Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or the Escrow Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments to such Person under the Code or under any other applicable Tax Law. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person for which such withholding or deduction was made, and such amounts shall be delivered by Purchaser, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, as appropriate, to the applicable Governmental Body.
1.14    Earnout.
(a)    Earnout Consideration. In the event Net Revenue is equal to or exceeds the Net Revenue Target, the Equityholders shall be entitled, in accordance with their respective Percentages, to receive an additional aggregate amount equal to the product of (i) three times (ii) the amount by which Net Revenue exceeds the Net Revenue Target (such product, the “Earnout Amount”); provided that, in no event shall the Earnout Amount exceed $20,000,000.
(b)    Determination of Net Revenue. “Business Products” shall mean the Surviving Corporation’s products or Purchaser's or its direct or indirect subsidiaries’ products which incorporate the Surviving Corporation’s Intellectual Property Rights or Technology (including any derivative works thereof). “Net Revenue” shall mean the net revenue recognized by Purchaser or its direct or indirect subsidiaries during the twelve month period beginning on the first day of Purchaser’s first full fiscal quarter that begins immediately following the Effective Time (the “Earnout Period”) from the sale of Business Products (based on U.S. GAAP revenue recognition principles used by Purchaser applied in the same manner, and using the same assumptions, accounting policies and methodologies as are consistently applied in the preparation of the Purchaser’s audited financial statements.
(c)    Reporting. No later than the date that is sixty days after the end of the Earnout Period, Purchaser shall prepare and deliver to Agent a report detailing the calculation of Net Revenue and the resulting payment, if any, due pursuant to this Section 1.14 (the “Earnout Calculation”). For a period of thirty days following delivery of the Earnout Calculation, Agent shall have the right, at Agent’s (on behalf of the Equityholders) expense and upon prior notice to Purchaser, to (i) meet with Purchaser to discuss the Earnout Calculation, and (ii) have reasonable access during normal business hours to the personnel, books and records of Purchaser and the work papers (if any) prepared by Purchaser’s independent accountants that pertain to the preparation of the Earnout Calculation, in each case solely for the purpose of verifying the Earnout Calculation. Unless Agent gives notice of its disagreement (an “Earnout Dispute Notice”) with the Earnout Calculation within thirty days after the delivery of the Earnout Calculation, the Earnout Calculation shall be final, conclusive and binding for all purposes.
(d)    Dispute Resolution. In the event Agent submits a Dispute Notice, the matters set forth in the Dispute Notice shall be resolved using the procedures set forth in Sections 1.11(c) and 1.11(d).
(e)    Earnout Distributions. Within five Business Days of the final determination that a payment of the Earnout Amount is due in accordance with this Section 1.14, (i) Agent will deliver to Purchaser and the Paying Agent any updates that Agent deems is reasonably necessary to the Payment Schedule, which such updates shall include a determination of the portion of the Earnout Amount each Equityholder is entitled to receive in accordance with this Agreement and (ii) Purchaser will pay (A) to the Paying Agent for further distribution to the Stockholders and Warrantholders the total Earnout Amount payable to the Stockholders and Warrantholders by means of a wire transfer of immediately available funds and (B) to the Surviving Corporation’s payroll provider the amount payable to holders of Vested Options directly together with instructions that such payroll provider deliver such payments to the holders of Vested Option in the next regularly scheduled payroll of the Surviving Corporation, each in accordance with such Equityholder’s Percentage as set forth on the Payment Schedule. Purchaser, the Surviving Corporation and the Paying Agent will be entitled to rely on the updated Payment Schedule.
(f)    Imputed Interest. In the event any Earnout Amount pursuant to this Section 1.14 is required to be paid to the Equityholders pursuant to the terms and provisions hereof, Purchaser shall determine and report to the appropriate Tax authorities the amount of such payment which is treated as interest for income Tax purposes (as provided by Sections 1271 through 1275 or Section 483 of the Code and related Treasury Regulations promulgated thereunder), if any, with such interest amount being referred to herein as the “Imputed Interest Amount.” The parties acknowledge and agree that no separate cash payment of interest will be made by Purchaser with respect to the consideration payable pursuant to this Section 1.14, and Purchaser shall have no liability whatsoever with respect to any Tax obligations of the Equityholders with respect to any Imputed Interest Amount.
(g)    Earnout Standard. During the Earnout Period, Purchaser (i) will maintain books and records sufficient to be able to determine whether the conditions to receive the Earnout Amount have been met, (ii) intends to devote substantial resources to enable the achievement of the maximum Earnout Amount, and (iii) will not take any action (or fail to take any action) the primary purpose of which is to reduce or eliminate the Earnout Amount; provided, however, that, notwithstanding (ii) and (iii) above, Purchaser will have discretion to operate its business (including the business of the Surviving Corporation) in its sole best interest without regard to how its actions (or inactions) would affect the opportunity to achieve the Earnout Amount (or any portion thereof). The parties acknowledge and agree that: (1) the Earnout Amount is speculative in nature and subject to numerous factors outside the control of Purchaser, (2) there is no assurance that the Equityholders will be entitled to any of the Earnout Amount, (3) except as expressly set forth in this Section 1.14(g), Purchaser has not promised to take any action(s) that have the objective of ensuring that the Equityholders will receive the Earnout Amount or any portion thereof, and (4) the parties intend for the express provisions of this Section 1.14 to define Purchaser’s obligations with respect to the achievement of the Earnout Amount.
(h)    Change of Control. In the event of a Purchaser Change of Control during the Earnout Period, Purchaser shall ensure the covenants and obligations set forth in this Section 1.14 would be assumed in full by the acquiring Entity in the Purchaser Change of Control. In the event of (i) a disposition of the Surviving Corporation or any of its material assets during the Earnout Period that materially and negatively impacts the achievement of the Earnout Amount or (ii) a Purchaser Change of Control, the Earnout Amount shall be deemed to be accelerated in full, deemed to equal $20,000,000, and paid on the date of the closing of such transaction, whether or not the Net Revenue was, or was likely to be, greater than the Net Revenue Target.
(i)    No Assignment of Rights. The Earnout Amount and the provisions of this Section 1.14 are intended solely for the benefit of the Equityholders, and the right (if any) to receive distributions in connection with the Earnout Amount will be personal to those Persons.
1.15    Defined Terms Used in this Agreement. In addition to the terms defined above and throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“280G Payments” has the meaning set forth in Section 4.7.
“280G Stockholder Vote” has the meaning set forth in Section 4.7.
“AAA” has the meaning set forth in Section 9.2(b).
“Action” means any action, claim, suit, arbitration, investigation or proceeding, in each case, by or before any Governmental Body.
“Adjustment Escrow Fund” has the meaning set forth in Section 1.7.
“Advisory Group” has the meaning set forth in Section 6.2.
“Affiliate” means, with respect to any Person, (i) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person, (ii) a Person who owns or controls at least 10% of the outstanding voting interests of the Person, (iii) a Person who is an officer, director, or manager, or general partner of the Person, (iv) a Person who is an officer, director, manager, general partner or trustee of, or owns at least 10% of, the outstanding voting interests of a Person described in clauses (i) through (iii) of this definition or (v) any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, a Person described in clauses (i) through (iii) of this definition.
“Affiliate Arrangements” means the Amended & Restated Voting Agreement of the Company, Amended & Restated Investors’ Rights Agreement of the Company and Amended & Restated Right of First Refusal and Co-Sale Agreement of the Company, in each case, dated as of November 5, 2010.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law) for a period during which the Company was a member.
“Agent” has the meaning set forth in the preamble to this Agreement.
“Agent Engagement Agreement” has the meaning set forth in Section 6.2.
“Agent Expenses” has the meaning set forth in Section 6.2.
“Agent Group” has the meaning set forth in Section 6.2.
“Aggregate Exercise Price” means the aggregate exercise price of all Vested Options and Warrants outstanding immediately prior to the Effective Time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Agreement Date” has the meaning set forth in the preamble to this Agreement.
“Alternative Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a material portion of the Company, its divisions, or its assets, (ii) the issuance, grant, disposition or acquisition of (A) any Capital Stock, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Capital Stock, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any Capital Stock, or (iii) any merger, consolidation, business combination, share exchange, dividend recapitalization, reorganization or similar transaction involving the Company; provided, however, that (x) the issuance of Capital Stock by the Company to Vested Optionholders or holders of Warrants upon the exercise of Vested Options or Warrants in accordance with the terms of their respective grant agreements or (y) the conversion of Preferred Stock to Common Stock in accordance with the terms of the Company’s Organizational Documents, as applicable, each in the case of the foregoing clauses (x) and (y) that are outstanding as of the Agreement Date and disclosed on the Disclosure Schedules will not be deemed to be an “Alternative Transaction.”
“Ancillary Agreements” means the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, the Agent Engagement Agreement, and the Restrictive Covenant Agreements.
“Arbitration” has the meaning set forth in Section 9.2(b).
“Arbitrators” has the meaning set forth in Section 9.2(b).
“Assumed Option” has the meaning set forth in Section 1.6(d)(i).
“Business Day” means any day that is not a Saturday, Sunday or a legal holiday that banks located in New York, New York are closed for business.
“Business Products” has the meaning set forth in Section 1.14(b).

“Cap” has the meaning set forth in Section 5.5(a).
“Capital Stock” mean, collectively, shares of Common Stock and Preferred Stock.
“Certificate of Merger” has the meaning set forth in Section 1.1.
“Certificates” has the meaning set forth in Section 1.9(a).
“Change of Control” means, with respect to a Person, (i) the sale of all or substantially all the assets of such Person; (ii) any merger, consolidation or acquisition of such Person with, by or into another Person; or (iii) any change in the ownership of more than fifty percent (50%) of the voting Equity Interests of such Person in one or more related transactions; provided that none of (A) a merger effected exclusively for purposes of changing the domicile of such Person or (B) a transaction in which the Equity Interests of the Person immediately prior to the transaction represent or are converted into Equity Interests which represent a majority of the voting power of the surviving Person following the transaction and such Equity Interests are held in substantially the same proportion as were held immediately prior to the consummation of the transaction.
“Claim” means any threatened or actual claim, action, suit, proceeding, investigation or review, whether civil, criminal or administrative.
“Claim Notice” has the meaning set forth in Section 5.6(a).
“Closing” has the meaning set forth in Section 1.2.
“Closing Bonuses” has the meaning set forth in Section 4.1(g).
“Closing Cash” means the cash and cash equivalents of the Company as of 12:01 a.m. Pacific Time on the Closing Date, determined in a manner consistent with prior practice of the Company, but without giving effect to the Transaction. Notwithstanding the previous sentence, cash on hand will (i) be calculated net of uncleared checks and drafts issued by the Company (to the extent a corresponding amount has been released from accounts payable), and (ii) include uncleared checks and drafts received or deposited for the account of the Company.
“Closing Certificate” has the meaning set forth in Section 1.10.
“Closing Consideration” has the meaning set forth in Section 1.7.
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Date Merger Consideration” has the meaning set forth in Section 1.11(a).
“Closing Date Option Merger Consideration” has the meaning set forth in Section 1.6(c)(i).
“Closing Indebtedness” means the Indebtedness of the Company as of 12:01 a.m. Pacific Time on the Closing Date, but without giving effect to the Transaction.

“Closing Price” means the average daily closing price of Purchaser’s common stock on Nasdaq during the five trading days preceding the third day prior to the Closing Date.
“Closing Working Capital” means, as of 12:01 a.m. Pacific Time on the Closing Date, (a) the Company’s net accounts receivable, net inventory, prepaid and other current assets (excluding Closing Cash), minus (b) the Company’s current liabilities (excluding Company Transaction Expenses and the current portion of any Closing Indebtedness) calculated in accordance GAAP and consistent with the calculation set forth on Exhibit D, but without giving effect to the Transaction.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Company’s Common Stock, par value $0.0001 per share.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Certificate of Incorporation” has the meaning set forth in Section 2.4(d).
“Company Employees” has the meaning set forth in Section 4.5(a).
“Company IP” means all Intellectual Property Rights owned or purported to be owned by the Company, including the Company Registered IP.
“Company IT Systems” means any and all information technology and computer systems (including Software, hardware and other equipment, firmware and embedded Software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which information technology and computer systems are used in the conduct of the business of the Company.
“Company Registered IP” means all U.S. and foreign: (i) Patents; (ii) registrations and applications for Trademarks; (iii) copyrights registrations and applications therefor; (iv) registered mask works and applications to register mask works; and (v) Domain Name registrations; in each of the foregoing clauses (i) - (v) owned, filed in the name of, or applied for by the Company with a Governmental Body, whether alone or jointly with others.
“Company Representatives” has the meaning set forth in Section 9.15.
“Company Source Code” has the meaning set forth in Section 2.10(m).
“Company Transaction Expenses” means (i) unpaid cash obligations (excluding amounts payable on account of Options or Restricted Stock) of the Company under or in connection with any change of control, transaction or retention bonuses, or other similar arrangements that were incurred pursuant to Contracts entered into prior to the Closing without the consent of Purchaser and are payable to any Person upon, or in connection with, the consummation of the Transaction, (ii) the aggregate amount of any Tax-related cash payments (including any applicable Tax gross-ups) payable to holders of Unvested Stock who did not make timely elections under Section 83(b)

of the Code, calculated assuming the Escrow Fund, the Expense Fund and the Earnout Amount are payable in full to the Equityholders following the Closing, (iii) the employer-paid portion of any employment and payroll Taxes that are imposed on the Company in connection with the payment of any of the obligations pursuant to clauses (i) and (ii) to the extent such Taxes are unpaid on or before the Closing Date, (iv) the fees and expenses of Agent, (v) the fees, expenses, costs and payments payable to professionals (including, without limitation, investment bankers, attorneys, accountants and other advisors retained by the Company) in connection with the negotiation, execution and delivery of this Agreement by the Company and the consummation of the Transaction, (vi) 50% of the premium of the R&W Insurance Policy, (vii) 50% of the fees and expenses of the Escrow Agent and (viii) 50% of the premium of the D&O Insurance Coverage.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement, by and between the Company and Purchaser, dated as of March 7, 2018.
“Consultation Period” has the meaning set forth in Section 1.11(c).
“Contaminants” has the meaning set forth in Section 2.10(n).
“Contract” or “contract” means any written or oral contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or benefit plan to which the referenced Person is a party or by which such Person, or any of its properties or assets, is bound.
“Copyleft License” means any license that requires, as a condition of use, modification or distribution of any Software or content, that such Software or content, or other Software or content incorporated into, derived from, used, or distributed with such Software or content: (i) in the case of Software, be made available to any third party recipient in a form other than binary (e.g., source code) form, (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of Software, be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (iv) be made available to any third-party recipient at no license fee. Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.
“D&O Indemnified Persons” has the meaning set forth in Section 4.4(a).
“D&O Insurance Coverage” has the meaning set forth in Section 4.4(b).
“Data Room” means the electronic documentation site entitled “AC/DC” established with Intralinks on behalf of the Company.
“Dispute Notice” has the meaning set forth in Section 1.11(b).
“Disputed Items” has the meaning set forth in Section 1.11(b).

“Deductible” has the meaning set forth in Section 5.5(a).
“Delaware Law” has the meaning set forth in the recitals to this Agreement.
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.
“Dissenting Shares” has the meaning set forth in Section 1.9(i).
“Earnout Amount” has the meaning set forth in Section 1.14(a).
“Earnout Calculation” has the meaning set forth in Section 1.14(c).
“Earnout Dispute Notice” has the meaning set forth in Section 1.14(c).
“Earnout Period” has the meaning set forth in Section 1.14(b).
“Effective Time” has the meaning set forth in Section 1.2.
“Employee Benefit Plan” means, other than any plan mandated by applicable Laws or any government-sponsored plan, any plan, program, policy, agreement or arrangement that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, or (iii) any other equity, change of control, severance, deferred-compensation, retirement, profit sharing, retention, compensation, fringe benefit or similar plan, policy, program, agreement or arrangement maintained, sponsored, contributed to (or required to be contributed to) or participated in by the Company for the benefit of any current or former officer, employee, director or independent contractor of the Company, or for which the Company may reasonably be expected to have any liability.
“Entity” means an association, relationship, or artificial Person through which, or by means of which, an enterprise or activity may be lawfully conducted, including, without limitation, a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or Governmental Body.
“Environmental and Safety Requirements” means any applicable Laws or Orders in effect at or prior to the Closing Date relating to the protection of the environment, natural resources, human or worker health and safety, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials in the environment and including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and

Rodenticide Act (7 U.S.C. § 136 et seq.), to the extent each is applicable and as each has been amended and the regulations promulgated pursuant thereto.
“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“Equityholder Indemnified Parties” has the meaning set forth in Section 5.3.
“Equityholders” means the Stockholders, the Warrantholders and the Vested Optionholders.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any subsidiary and any Affiliate or trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” has the meaning set forth in Section 1.7.
“Escrow Agreement” means the escrow agreement between Purchaser, Agent and the Escrow Agent, in substantially the form attached as Exhibit E.
“Escrow Fund” has the meaning set forth in Section 1.7.
“Estimated Closing Cash” has the meaning set forth in Section 1.10.
“Estimated Closing Indebtedness” has the meaning set forth in Section 1.10.
“Estimated Closing Working Capital” has the meaning set forth in Section 1.10.
“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.10.
“Estimated Merger Consideration” has the meaning set forth in Section 1.10.
“Estimated Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (i) if the Estimated Working Capital is greater than the Target Working Capital, an amount equal to the Estimated Working Capital minus the Target Working Capital (which such total, for the avoidance of doubt, will be a positive number), (ii) if the Estimated Working Capital is less than the Target Working Capital, an amount equal to the Estimated Working Capital minus the Target Working Capital (which such total, for the avoidance of doubt, will be a negative number), or (iii) if the Estimated Working Capital is equal to the Target Working Capital, zero ($0.00).
“Exchange Act” has the meaning set forth in Section 1.6(d)(iii).

“Expense Fund” has the meaning set forth in Section 1.7.
“Export Controls” has the meaning set forth in Section 2.25(c).
“FCPA” has the meaning set forth in Section 2.25(a).
“Final Adjustment Statement” has the meaning set forth in Section 1.11(a).
“Financial Statements” has the meaning set forth in Section 2.5.
“Fundamental Representations” has the meaning set forth in Section 5.1.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hazardous Materials” means any waste, pollutant, contaminant, or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material that is regulated pursuant to any applicable Environmental and Safety Requirements due to its hazardous or toxic effect on human health or the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Import Restrictions” has the meaning set forth in Section 2.25(c).
“Indebtedness” means, as at any date of determination thereof (without duplication), any obligations of the Company in respect of: (i) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (ii) any deferred payments for the purchase price of property or assets other than trade payables; (iii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iv) capital lease obligations or any lease which is required to be classified as a liability on the face of a balance prepared in accordance with GAAP; (v) any third-party indebtedness guaranteed, endorsed or assumed by, or a contingent obligation of, the Company; (vi) any drawn upon letters or credit, bankers’ acceptances or similar facilities issued for the account of the Company; (vii) any obligations with respect to any interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreement entered into for the purpose of limiting or managing interest rate risks; (viii) all indebtedness for borrowed money secured by a Lien on property owned by the Company, whether or not the secured indebtedness is owed by the Company; (ix) all premiums, penalties and payments required to be paid or offered in connection with the payment at Closing of any of the foregoing; or (x) any outstanding dividends payable.
“Indemnification Notice” has the meaning set forth in Section 5.4(a).
“Indemnified Party” has the meaning set forth in Section 5.4(a).
“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnity Escrow Fund” has the meaning set forth in Section 1.7.
“Independent Accounting Firm” means PriceWaterhouseCoopers, or another of the twenty largest accounting firms in the United States agreed to in writing by Purchaser and Agent.
“Information Statement” has the meaning set forth in Section 4.8.
“Intellectual Property Rights” means all worldwide common law and statutory rights in, arising out of, or associated with: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and any and all invention disclosures (“Patents”); (ii) trade secrets, confidential information, or proprietary information; (iii) copyrights, copyrights registrations, mask works, and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names and uniform resource locators (“Domain Names”); (v) industrial designs; (vi) trade names, logos, common law trademarks and service marks, any registrations or applications therefor, and related goodwill (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).
“Imputed Interest Amount” has the meaning set forth in Section 1.14(f).
“Knowledge,” including the phrase “to the Company’s Knowledge,” means the knowledge of each of Manpreet Khaira, Sydney Newton, Chris O'Connor, Raj Garg, Thomas Irrgang, Michael Class, Wai Lee, Ole Bentz, and Chuck Saxe, in each case after reasonable inquiry by such Person. With respect to Intellectual Property Rights, “Knowledge” does not require any Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property Rights clearance searches or perform any other Intellectual Property Rights-related review, provided, however, “Knowledge” will include such freedom-to-operate opinions or similar opinions of counsel, or Intellectual Property Rights clearance searches, or other Intellectual Property Rights-related review to the extent actually conducted or obtained by the Company, in each case with respect to patents.
“Law” or “law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
“Lien” and “lien” means any lien, charge, mortgage, pledge, easement, encumbrance, option, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).
“Loss” and “Losses” have the meaning set forth in Section 5.2.
“Major Customers” has the meaning set forth in Section 2.20(a).
“Major Suppliers” has the meaning set forth in Section 2.20(b).

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (each, an “Effect”) that has had or would reasonably be expected to have a material adverse effect on (a) the Company or the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Company or (b) the ability of Purchaser or the Company to consummate the Merger; provided, however, that no Effect will be considered when determining whether a Material Adverse Effect has occurred to the extent such Effect resulted or arose from the following: (i) changes adversely affecting the U.S. economy or the Company’s industry generally; (ii) the announcement or pendency of the Transaction; (iii) any change in applicable Laws or the interpretation thereof; (iv) actions required to be taken under applicable Laws; (v) any change in GAAP or the interpretation thereof; (vi) an earthquake or other natural disaster; or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; provided, further in the case of clauses (i), (iii), (iv), (v), (vi) or (vii), only to the extent that any such Effects do not have a materially disproportionate adverse impact on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Company relative to other Persons in the industries in which the Company operates
“Material Contracts” has the meaning set forth in Section 2.9(b).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” means an amount equal to (i) $405,000,000, plus (ii) an amount equal to the Closing Cash, minus (iii) an amount equal to the Closing Indebtedness, plus (iv) the Working Capital Adjustment Amount (which may be negative), minus (v) an amount equal to the Company Transaction Expenses, plus (v) the Aggregate Exercise Price, plus (vi) the Earnout Amount (when and if such amount becomes payable in accordance with this Agreement).
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Net Revenue” has the meaning set forth in Section 1.14(b).
“Net Revenue Target” means (i) if the Closing Date occurs on or prior to September 28, 2018, an amount equal to $84,475,922 or (ii) if the Closing Date occurs on or after September 29, 2018, an amount equal to $90,080,000.
“OFAC Sanctioned Person” means any government, country, corporation or other Entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any Person that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.
“Open Source Software” means any Software or content subject to an Open Source License.
“Option Merger Consideration” has the meaning set forth in Section 1.6(c).
“Options” means outstanding options to acquire shares of Common Stock, granted pursuant to the Stock Incentive Plan.
“Order” or “order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course” means an action taken in connection with the business of the Company that is consistent with the past practices taken in the ordinary course of the normal day-to-day operations of the Company.
“Organizational Documents” means any charter, certificate of formation, articles of incorporation, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments of any Person.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
“Paying Agent” has the meaning set forth in Section 1.9(a).
“Paying Agent Agreement” means the paying agent agreement between Purchaser, Agent and the Paying Agent, in substantially the form attached as Exhibit F.
“Payment Schedule” has the meaning set forth in Section 1.8.
“Payoff Letters” has the meaning set forth in Section 1.10.
“Per Common Share Consideration” means an amount in cash (if any) per Common Stock determined by dividing (i) the Merger Consideration minus the Escrow Fund, the Expense Fund and the Earnout Amount, by (ii) the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time on a fully-converted, fully-exercised basis, including the number of shares of Common Stock issuable upon conversion of all Preferred Stock outstanding immediately prior to the Effective Time into Common Stock, and the exercise, in full, of all Vested Options and Warrants immediately prior to (and not terminated at or prior to) the Effective Time but excluding Unvested Stock and Unvested Options.
“Per Common Share Earnout Amount” means an amount in cash (if any) per Common Stock determined by dividing (i) the Earnout Amount minus the Total Preferred Share Earnout Amount, by (ii) the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time on a fully-converted, fully-exercised basis, including the number of shares of Common Stock issuable upon conversion of all Preferred Stock outstanding immediately prior to the Effective Time into Common Stock, and the exercise, in full, of all Vested Options and Warrants immediately prior to (and not terminated at or prior to) the Effective Time but excluding Unvested Stock and Unvested Options.
“Percentage” means the fraction (expressed as a percentage) set forth next to such Equityholder’s name on the Payment Schedule, which represents (i) the number of shares of Common Stock held by such Equityholder including any shares of Common Stock subject to Warrants or Vested Options, but excluding any Unvested Stock or Unvested Options (in each case, after giving effect to the conversion of all shares of Preferred Stock to Common Stock contemplated by Section 4.14) divided by (ii) the number of shares of Common Stock outstanding as of the Effective Time including any shares of Common Stock subject to Warrants or Vested Options, but excluding any Unvested Stock or Unvested Options (in each case, after giving effect to the conversion of all shares of Preferred Stock to Common Stock contemplated by Section 4.14).
“Permits” has the meaning set forth in Section 2.16.
“Permitted Liens” means (a) statutory Liens and other governmental assessments for the payment of current Taxes that are not yet delinquent or that are being contested in good faith by appropriate Action; (b) Liens imposed by Law, such as carriers’, material men’s, mechanics’, warehousemans’, and other like Liens incurred in the Ordinary Course with respect to which payment is not due; (c) statutory or common law Liens to secure obligations to landlords, lessors, or renters, in each case incurred in the Ordinary Course and that do not materially impair the Company’s ownership or use of such property or assets or operation of its business; and (d) nonexclusive licenses to Company IP or Company-owned Technology and contractual restrictions on licenses to Company IP or Company-owned Technology.
“Person” means a natural person or an Entity.
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Preferred Stock” means, collectively, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock.
“Preliminary Adjustment Statement” has the meaning set forth in Section 1.11(a).
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Change of Control” means a Change of Control of Purchaser.
“Purchaser Indemnified Parties” has the meaning set forth in Section 5.2.
“R&W Insurance Policy” means an insurance policy issued by the R&W Insurer and bound as of the Agreement Date in substantially the same form as attached at Exhibit G, which provides coverage for the benefit of Purchaser or its designee as the named insured for breaches of certain of the representations and warranties of the Company.

“R&W Insurer” means AIG Specialty Insurance Company or any of its Affiliates.
“Real Property” has the meaning set forth in Section 2.7.
“Real Property Leases” has the meaning set forth in Section 2.7.
“Release” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Materials into, under, above, onto or from any indoor or outdoor medium, including: (i) the movement of Hazardous Materials through, in, under, above, or from any medium; (ii) the movement of Hazardous Materials off site from any Real Property; and (iii) the abandonment of barrels, tanks, containers or other closed receptacles containing Hazardous Materials.
“Requisite Stockholder Vote” has the meaning set forth in Section 2.3(a).
“Restricted Stock” means shares of Common Stock issued pursuant to the Stock Incentive Plan (or issued pursuant to the exercise of Options) that remain subject to vesting, repurchase or forfeiture conditions which have not lapsed as of immediately prior to the Effective Time.
“Restrictive Covenant Agreements” has the meaning set forth in the recitals to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.
“Series A-2 Preferred Stock” means the Company’s Series A-2 Preferred Stock, par value $0.0001 per share.
“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.
“Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.0001 per share.
“Series D Preferred Stock” means the Company’s Series D Preferred Stock, par value $0.0001 per share.
“Series E Preferred Stock” means the Company’s Series E Preferred Stock, par value $0.0001 per share.
“Software” means software in either source code or object code form.
“Stock Incentive Plan” means, collectively, the Company’s 2004 Stock Incentive Plan and the Company’s 2014 Stock Incentive Plan, each as amended from time to time.

“Stockholders” means holders of shares of Capital Stock as of immediately prior to the Effective Time.
“Surviving Corporation” has the meaning set forth in Section 1.1.
“Target Working Capital” means $7,000,000.
“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment related tax (including employee withholding or employer payroll tax or Federal Insurance Contributions Act tax), social security, unemployment, production, capital gains, goods and services, alternative or add-on minimum, environmental, excise, severance, stamp, occupation, property and estimated taxes, withholding or backup withholding, severance tax, customs duties, fees, and any other governmental charges in the nature of taxes imposed by a taxing authority, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (c) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of an Affiliated Group, or as a result of successor or transferee liability, or by Contract.
“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Technical Deficiencies” has the meaning set forth in Section 2.10(n).
“Technology” means collectively, all designs, formulas, methods, processes, schematics, technical drawings, specifications, algorithms, procedures, techniques, ideas, know-how, Software, computer programs (whether in source code, object code or human readable form), tools, inventions, creations, trade secrets, improvements, works of authorship, other similar materials and content and all recordings (including voice recordings), graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the use, design, development, reproduction, maintenance or modification of any of the foregoing.
“Third Party Claim” has the meaning set forth in Section 5.4(b).
“Transaction” has the meaning set forth in the recitals to this Agreement.
“Transaction Agreements” means this Agreement, the Disclosure Schedules, the Ancillary Agreements, and any agreement entered into in connection with or pursuant to this Agreement or the Ancillary Agreements.

“Transmittal Letter” has the meaning set forth in Section 1.9(b).
“Unvested Option” shall mean any Option (or portion thereof) that is not a Vested Option.
“Unvested Option Exchange Ratio” has the meaning set forth in Section 1.6(d)(i)
“Unvested Stock” has the meaning set forth in Section 1.6(g).
“Vested Option” shall mean any Option (or portion thereof) that is outstanding and vested immediately prior to the Effective Time or that vests as a result of the consummation of the Transaction.
“Vested Optionholder” has the meaning set forth in Section 1.6(c).
“WARN Act” has the meaning set forth in Section 2.14(c).
“Warrant” means a warrant to acquire Capital Stock of the Company, including without limitation, the right to acquire shares of Series C Preferred Stock issued to Velocity Financial Group, Inc.
“Warrant Consideration” means with respect to each share of Common Stock issuable under a particular Warrant (after giving effect to the conversion of all shares of Preferred Stock to Common Stock contemplated by Section 4.14), an amount equal to the excess, if any, of (a) the Per Common Share Consideration over (b) the exercise price payable in respect of such share of Common Stock issuable under such Warrant.
“Warrantholder” has the meaning set forth in Section 1.6(e).
“Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (i) if the Closing Working Capital is greater than the Estimated Working Capital, an amount equal to the Closing Working Capital minus the Estimated Working Capital (which such total, for the avoidance of doubt, will be a positive number), (ii) if the Closing Working Capital is less than the Estimated Working Capital, an amount equal to the Closing Working Capital minus the Estimated Working Capital (which such total, for the avoidance of doubt, will be a negative number), or (iii) if the Closing Working Capital equals the Estimated Working Capital, zero ($0.00).
“Written Consent” has the meaning set forth in Section 1.12(a)(i).
2.    Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that, except as set forth in the correspondingly numbered Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, that the following representations are true and correct:
2.1    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company has made available to Purchaser true and complete copies of the Organizational Documents of each of the Company, in each case as amended through the Effective Time.
2.2    No Subsidiaries. The Company does not own, and has never owned, any equity securities or other ownership interest in any other Person.
2.3    Authorization; No Breach; Valid and Binding Agreement.
(a)    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party and, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by (i) a majority of the outstanding shares of Preferred Stock and (ii) a majority of the outstanding shares of Capital Stock (each of (i) and (ii), the “Requisite Stockholder Vote”), to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party by the Company and the consummation by the Company of the Transaction has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the other Transaction Agreements to which it is or will be a party or to consummate the Transaction, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Stockholder Vote. The Requisite Stockholder Vote is the only vote or consent of the holders of any class or series of the Capital Stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Transaction.
(b)    The execution and delivery of this Agreement and the Transaction Agreements to which it is or will be a party by the Company and the consummation of the Transaction by the Company do not and will not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the Organizational Documents of the Company, (ii) violate or result in any loss or rights, breach or constitute a violation or default (or give rise to any right of termination, cancellation or the acceleration of any payment) under any Material Contract or (iii) assuming compliance with any applicable requirements of the HSR Act or other antitrust Laws, violate any Law to which the Company is subject.
(c)    Assuming that this Agreement and each other Transaction Agreement to which the Company is or will be a party are valid and binding obligations of Purchaser, this Agreement and each such other Transaction Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with their applicable terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.4    Capitalization.
(a)    Schedule 2.4(a) sets forth a true and complete list of the number of issued and outstanding shares of each class of the Capital Stock and Warrants (including the Common Stock equivalent as determined in accordance with the Company Certificate of Incorporation for each share of Preferred Stock upon the conversion of such share of Preferred Stock to Common Stock in accordance with Section 4.14), the names of the record holders thereof, and the number of shares of Capital Stock and Warrants held by each such holder.
(b)    Schedule 2.4(b) sets forth a true and complete list of all outstanding (i) Options, including the names of the record holders thereof, the date of grant, the expiration date, the exercise price, the vesting schedule (including any acceleration terms), and an indication of whether such Option was intended as of its grant date to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, and (ii) Restricted Stock, including the names of the record holders thereof, the date of grant, the vesting schedule (including any acceleration terms) and whether, to the Company’s Knowledge, an 83(b) election was timely filed.
(c)    All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, stock options, restricted stock units, stock appreciation rights, phantom equity, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of Capital Stock of any class or other Equity Interests of the Company. There are no agreements to which the Company is a party with respect to the voting of any shares of Capital Stock of the Company or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Capital Stock, other Equity Interests or any other securities of the Company. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.
(d)    The Merger Consideration to be distributed to each holder of Preferred Stock upon the Effective Time will result in such holder receiving its full liquidation preference as set forth in Article IV, Section(B)(2)(a) of the Company’s Fifth Amended and Restated Certificate of Incorporation dated November 5, 2010 (as amended) (“Company Certificate of Incorporation”).
2.5    Financial Statements. Schedule 2.5 sets forth true and correct copies of the Company’s audited consolidated financial statements for the twelve-month periods ended December 31, 2016 and December 31, 2017 and its unaudited consolidated financial statements for the six-month period ending June 30, 2018 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements (a) fairly present the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein and (b) are based on and are consistent with the books and records of the Company. The Company maintains a system of accounting established and administered in accordance with GAAP. The Company has not received notice (written, verbal or otherwise) from any Person of any (1) “significant deficiency” in the internal controls over financial reporting of the Company, (2) “material weakness” in the internal controls over financial reporting of the Company or (3) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.
2.6    Absence of Certain Developments; Undisclosed Liabilities.
(a)    Since December 31, 2017 and prior to the Agreement Date, the Company (i) has operated in the Ordinary Course, (ii) has not suffered a Material Adverse Effect or (iii) has not engaged in any activities or actions that would require the consent of Purchaser under Section 4.1 (other than Sections 4.1(b), 4.1(g) and 4.1(m)) if such activity or action were taken after the Effective Time;
(b)    The Company does not have any material liability that would be required to be set forth or reserved against in financial statements prepared in accordance with GAAP, except for liabilities (i) accrued or reserved against in the Financial Statements, (ii) incurred in the Ordinary Course since June 30, 2018 (none of which is material, either individually or in the aggregate and none of which relates to breach of Contract, breach of warranty, tort, or claims of infringement or violation of Law), or (iii) which constitute Company Transaction Expenses.
2.7    Real Property; Assets. The Company does not own and has never owned any real property. Schedule 2.7(a) contains a true and complete list of all leases, subleases and occupancy agreements, together with any amendments thereto (the “Real Property Leases”), with respect to all real property leased, subleased or otherwise used or occupied by the Company (the “Real Property”).  The Real Property Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each such Real Property Lease, subject to the application of any bankruptcy or creditor’s rights Laws, and subject to Permitted Liens.  All Real Property, including, all buildings, structures, fixtures and building systems included thereof, is in good operating condition and repair and is suitable for the conduct of the Company’s business as currently conducted. All improvements (if any) to be constructed on the Real Property pursuant to any Real Property Lease have been completed in accordance with and currently satisfy the terms of such Real Property Lease. Neither the Company nor any other party to the Real Property Leases, are in breach or default of the applicable Real Property Lease. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof. The Company has good and valid title to, or, in the case of the Real Property and assets, valid leasehold interests in, all of its respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financial Statements and (ii) Permitted Liens. All equipment owned or leased by the Company currently in use and held for future use is, to the Company’s Knowledge, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
2.8    Tax Matters.
(a)    The Company has timely filed (or has had timely filed) all income and other material Tax Returns that it was required to file (or to have filed), taking into account any valid extensions of time to file, and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by the Company (whether or not shown as owing by the Company on such Tax Returns) have been fully paid.
(b)    The unpaid Taxes of the Company (i) did not, as of the date of the most recent Financial Statements, exceed the accrued liability for Taxes (rather than any accrued liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such Financial Statements and (ii) will not exceed that accrued liability as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.
(c)    The Company is not the subject of a Tax audit, examination or Action with respect to any Taxes, and to the Company’s Knowledge, no such audit, examination or Action is threatened. No assessment or deficiency of Tax has been proposed in writing against the Company.
(d)    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company.
(e)    The Company (i) is not and has never been a member of an affiliated, consolidated, combined, unitary or similar group for any Tax purpose (other than the group of which they are currently members and the common parent of which is the Company), and (ii) except for liabilities pursuant to, and Contracts which are, commercial agreements the primary purpose of which is unrelated to Taxes (A) has no liability for the Taxes of any Person other than itself under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by Contract, and (B) is not a party to or bound by, and has no obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract.
(f)    The Company has duly and timely withheld or collected all Taxes that the Company is required by Law to withhold or collect, and has duly and timely paid over to the appropriate Governmental Body such Taxes to the extent due and payable.
(g)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement or similar agreement entered into with any Governmental Body prior to the Closing, (iii) installment sale or open transaction made prior to the Closing, (iv) prepaid income received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code (or any corresponding provision of state, local or non-U.S. Law).
(h)    The Company has not distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i)    No written claim has been made by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.
(j)    The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(k)    There are no Liens on any of the assets of the Company with respect to Taxes, other than Permitted Liens.
(l)    The Company will not be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code.
(m)    No Person holds shares of stock of the Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
(n)    The Company has duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate taxing authority any such amounts required by Law to be remitted by it.
(o)    The Company has obtained evidence of payments sufficient to support any foreign Tax credits claimed for any Taxes paid by it to any non-U.S. taxing authorities.
(p)    The Company makes no representation or warranty as to the amount, availability or usability of any Tax attributes (including net operating losses or Tax credits) with respect to taxable periods beginning after the Closing Date.

2.9    Contracts and Commitments.
(a)    The Company is not party to any:
(i)    agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on assets of the Company;
(ii)    guaranty of any obligation for borrowed money, Indebtedness or other guaranty of any obligation;
(iii)    lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000 (excluding the Real Property Leases);
(iv)    lease or agreement under which it is lessor of, or permits any third party to hold or operate any personal property, for which the annual rental exceeds $100,000 (excluding the Real Property Leases);
(v)    Contract or group of related Contracts with the same party for the purchase of products or services, or the license of Intellectual Property Rights or Technology, that provide for annual payments by the Company in excess of $100,000 during the year ended December 31, 2017 (excluding the Real Property Leases);
(vi)    Contract or group of related Contracts with a customer that provides annual billings (based on the year ended December 31, 2017) to the Company in excess of $100,000, excluding purchase orders received in the Ordinary Course that total less than $500,000;
(vii)    Contract relating to any proposed acquisition of any capital stock or business of any other Person or disposition of the stock of any of the Company or all or substantially all of the assets of the Company, in each case, in effect as of the Agreement Date;
(viii)    Contract prohibiting or materially restricting the ability of the Company to conduct its business in any geographical area or to compete with any Person;
(ix)    Contract that contains most favored customer pricing provisions in favor of any third party;
(x)    Contracts with any Governmental Body (other than license agreements or Permits entered into in the Ordinary Course);
(xi)    Contracts with any Major Customer or Major Supplier excluding purchase orders issued or received in the Ordinary Course that total less than $500,000;
(xii)    Contracts under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $50,000;

(xiii)    joint venture, limited liability company and partnership agreements or other agreement involving the sharing of profits, losses, costs or liabilities with any third party;
(xiv)    Contracts for capital expenditures in excess of $100,000;
(xv)    Contracts that grant exclusive rights to a counterparty or require the Company to purchase all or substantially all of its requirements for a product or service from a particular Person;
(xvi)    any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees; and
(xvii)    any other Contract the termination or which or default under which would be reasonably likely to have a Material Adverse Effect.
(b)    The Company has not violated or breached, or committed any default under, any of the Real Property Leases or the Contracts set forth on Schedule 2.9(a) or Schedule 2.10(d) (such Real Property Leases and Contracts collectively, the “Material Contracts”). To the Company’s Knowledge, no other Person has violated or breached, or is in default under, any Material Contract, and no event has occurred and is continuing through the Company’s actions or inactions that will result in a violation or breach of any of the provisions of any Material Contract or permit termination, modification or acceleration of such Material Contract. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding, enforceable, free and clear of any Lien (other than Permitted Liens), and in full force and effect on identical terms as set forth in the copies provided to Purchaser, subject to bankruptcy and insolvency laws and principles of equity; (ii) such Material Contract, subject to obtaining any necessary consents disclosed on Schedule 2.3(b), will continue to be so enforceable following the Closing, except for those Material Contracts that by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with their terms, and (iii) neither the Company, nor to the Company’s Knowledge, any other party(ies) thereto, have repudiated or threatened in writing to repudiate any provision of such Material Contract, and there is no dispute pending or, to the Company’s Knowledge, threatened in writing under any such Material Contract. The copies of the Material Contracts made available to Purchaser are true and complete in all material respects.
2.10    Intellectual Property.
(a)    Schedule 2.10(a) contains a complete and accurate list of all (i) Company Registered IP, including for each item, the name of the owner(s) of record, the applicable jurisdiction, status, application or registration number, and date of application, registration, or issuance, as applicable, (ii) any pending or threatened actions, proceedings, or claims (excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent foreign authority) before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or Governmental Body in which the Company Registered IP is involved, and (iii) any actions that must be taken within sixty days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.
(b)    Each item of Company Registered IP is subsisting (or applied for) and, excluding pending applications, to the Company’s Knowledge, valid and enforceable. All necessary registration, maintenance and renewal fees that fall due in connection with Company Registered IP within the next 60 days after the Agreement Date have been made, and all necessary documents, recordations and certificates in connection with such Company Registered IP that fall due within the next 60 days after the Agreement Date have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered IP. The Company has recorded each assignment of inventor rights in Company Registered IP that are patents or patent applications with the applicable Governmental Body.
(c)    No Company IP is subject to any order, decree, or judgment of a Governmental Body restricting the use, transfer, or licensing thereof by the Company, or which affects the validity, use or enforceability of such Company IP, excluding office actions from the United States Patent and Trademark Office or equivalent foreign authority. The Company exclusively owns, and has title to, each item of Company IP free and clear of any Lien, other than Permitted Liens. The Company (i) has not granted any exclusive license of or exclusive right to Company IP; and (ii) does not jointly own Company IP.
(d)    Schedule 2.10(d) contains a complete and accurate list of all contracts and agreements to which the Company is a party (i) with respect to Company IP licensed to any Person or under which any Person receives any other right under Company IP, other than (a) non-exclusive end user licenses, including website terms of use and privacy policies, (b) non-disclosure agreements containing customary terms, (c) employee, contractor, developer, fabrication, assembly, testing house, and other Contracts made in the Ordinary Course containing customary non-exclusive licenses to Company IP for the purpose of the counterparty performing services for or on behalf of the Company, (d) sales, marketing, reseller or distributor agreements containing non-exclusive customary licenses or rights in connection with the advertising, marketing, sale or supply of the Company’s products; and (ii) pursuant to which a Person has licensed any Intellectual Property Rights to the Company or under which the Company receives any other right under such Intellectual Property Rights, other than (W) agreements that are immaterial to the Company’s business, (X) licenses of commercially available Software on standard terms, including licenses for Open Source Software, (Y) non-disclosure agreements containing customary terms, and (Z) agreements with current and former employees, contractors, and consultants under customary terms.
(e)    The operation of the business of the Company, including the design, development, manufacture, use, import, sale licensing or other exploitation of the services and products of the Company, has not infringed, violated, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or trade practices under applicable law, and does not, and will not (when conducted as the Company’s business is conducted immediately prior to the Closing), infringe, violate, or misappropriate any Intellectual Property Rights of any Person or constitute unfair competition or trade practices under applicable law. There are no, and have been no, actions, claims, proceedings, or suits alleging any such infringement, misappropriation, violation, unfair competition or trade practices by the Company, and the Company has not received written notice, and to the Company’s Knowledge, oral notice, from any Person with respect thereto. The Company has not received written notice, and to the Company’s Knowledge, oral notice, from any Person alleging that the Company is obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, or has assumed any liabilities or is otherwise responsible for, any such allegations of infringement, misappropriation, violation, dilution, unfair competition or trade practices.
(f)    To the Knowledge of the Company, no Person has infringed, violated, diluted, or misappropriated, or is infringing, violating, diluting, or misappropriating, any Company IP. The Company has not provided any Person with any notice alleging such infringement, violation, dilution, or misappropriation and there are no, and have been no actions, claims, proceedings, or suits to which the Company is or was a party with respect to any such infringement, violation, dilution, or misappropriation.
(g)    Neither this Agreement nor the transactions contemplated hereby will cause, or give any other Person the right or option to cause, by reason of any contract or agreement to which the Company is a party: (i) a loss of, or imposition of any security interest or Lien on, any Company IP or Intellectual Property Rights owned by Purchaser or its Affiliates; (ii) any Person being granted rights, access, or a license to, or the placement in or release from escrow, of any Technology owned by Company, including Company Source Code; (iii) the Company, Purchaser or any of its Affiliates granting or assigning to any Person any right in or license to any Intellectual Property Rights; (iv) the Company, Purchaser or any of its Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business (excluding non-competes that run in Company’s favor); (v) the termination or material and adverse alteration of the Company’s right in or to any Company IP or Purchaser’s or its Affiliates’ rights in or to any Intellectual Property Rights owned by Purchaser or its Affiliates; or (vi) the Company, Purchaser or any of its Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company prior to the Closing Date.
(h)    The Company (i) takes and has taken steps reasonable under the circumstances to protect the rights of the Company in the trade secrets of the Company that the Company wishes to maintain as confidential and that is not otherwise disclosed by the Company’s published Patents, patent applications, copyrights or other Company IP filings or products and services, and (ii) has protected the information of third parties provided to the Company under an obligation of confidentiality in accordance with its contractual obligations. Without limiting the foregoing, the Company has not disclosed trade secrets or the information of third parties provided to the Company under an obligation of confidentiality except pursuant to a written agreement or contract containing customary non-disclosure and confidentiality restrictions, except where failure to do so would not be material. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company has either misappropriated or disclosed without authorization any trade secrets or any information of third parties provided to the Company under an obligation of confidentiality.
(i)    The Company has required each current and former employee, consultant, and independent contractor who is or was involved in the conception, development, authoring, creation, or reduction to practice of any material Intellectual Property Rights for or on the behalf of the Company to execute a valid and enforceable agreement (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies) assigning all such assignable Intellectual Property Rights to the Company (and containing a waiver of non-assignable moral rights), and all such current and former employees, consultants, and independent contractors have executed such an agreement. To the Knowledge of the Company, no such employee, consultant, or independent contractor is, or has been in, breach of such agreements. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company is bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Company or in breach of any agreement with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to such employee’s, consultant’s, or independent contractor’s activities as an employee, consultant, contractor, or agent of the Company.
(j)    To the Company’s Knowledge solely with respect to portions of the Company’s products and services that are owned by third parties, no funding of a Governmental Body, or funding, facilities or resources of a university, college, hospital, military, other educational institution or research center was used in the creation or development of any services or products of the Company or the Company IP. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any services or products of the Company or the Company IP, has performed services for a Governmental Body, university, college, hospital, military, or other educational institution or research center at the same time during which such employee, consultant or independent contractor was also performing services for the Company.
(k)    The Company has not participated in any standards-setting activities nor made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property Rights as a result of or in connection with its participation in any standards-setting activities.
(l)    Schedule 2.10(l) sets forth a list of all Open Source Software that has been incorporated into, or bundled with, any services or products distributed by or on behalf of the Company, and for each such item of Open Source Software: (i) the name and version number of the Open Source Software; (ii) the name and version number of the applicable license; (iii) the manner in which such Open Source Software is incorporated into, or bundled with, any Company services or products (such as by static or dynamic linking); (iv) whether such Open Source Software was modified by or on behalf of the Company. The Company is in compliance with all licenses for Open Source Software used by the Company. The Company does not use and has never used any Open Source Software under a Copyleft License, or any modification or derivative thereof, in a manner that requires (to maintain the license thereunder) the Company’s (A) distributing or disclosing the Company services or products in source code form; (B) licensing the services or products of the Company or Intellectual Property Rights for the purpose of making modifications or derivative works; or (C) licensing or distributing the services or products of the Company or Intellectual Property Rights at no charge; excluding in the case of subsection (A) through (C) above, third-party Open Source Software incorporated into or bundled with the services or products of the Company. The Company does not license Open Source Software under the Affero GPL license.
(m)    Schedule 2.10(m) sets forth a complete and accurate list of: (i) each Person (other than current employees, contractors and agents of the Company and other third parties who are involved in the development, manufacturing, testing, or assembly of the products and services of the Company and subject to written confidentiality agreements with respect thereto, including EDA vendors, developers, manufacturers, testing houses and assembly houses, and other than immaterial sample source code provided by the Company in the Ordinary Course to customers) that has a copy of or right to license or possess the source code for any services or products of Company (such Software source code, “Company Source Code”) and (ii) any contract or agreement (including any source code escrow agreement) governing such Person’s possession of or license to Company Source Code. All of such Persons have executed valid and enforceable contracts or agreements with the Company (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies) that require such Person to maintain the confidentiality of Company Source Code, and, to the Knowledge of the Company, none of such contracts or agreements has been breached. Other than those items listed in Schedule 2.10(m), the Company is not bound by any contract or agreement pursuant to which the Company is obligated to provide or license to any Person any Company Source Code (other than contracts or agreements with the Company’s employees, contractors and agents and other third parties who are involved in the development, manufacturing, testing, or assembly of the products and services of the Company (including EDA vendors, developers, manufacturers, testing houses and assembly houses) and subject to written confidentiality agreements with respect thereto and other than immaterial sample source code provided by the Company in the Ordinary Course to customers) or has deposited or may be required to deposit with any escrow agent or other Person any Company Source Code. No Person has claimed, or demanded, in writing, or to Company’s Knowledge, orally, that any Company Source Code that is held in escrow be delivered or released by the escrow agent, and no Company Source Code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Company. No event has occurred that entitles any Person to receive, and the Company has no particular reason to expect that any Person will receive, any Company Source Code from an escrow agent or from any other Person. This Section 2.10(m) does not apply to Open Source Software.
(n)    To the Knowledge of the Company, neither the services and products of the Company, nor the Company IT Systems, contain or have ever contained any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access to, maliciously disable, erase, or otherwise harm software, hardware or data (collectively, “Contaminants”). There are, and for the past three (3) years have been, no defects, technical concerns or problems in any of the services or products of the Company that would prevent the same from performing substantially in accordance with their published specifications (collectively, “Technical Deficiencies”). The Company has not received any written complaints from any customers alleging they contain any Contaminants or Technical Deficiencies (other than product warranty claims made in the Ordinary Course).
(o)    The Company has taken reasonable steps relative to the nature of the Company IT Systems and Company’s resources to protect and ensure proper operation, monitoring and use of the Company IT Systems that are owned by the Company or within its control. The Company IT Systems, to the Company’s Knowledge with respect to Company IT Systems not owned by and to the extent not within the Company’s control, are, as a whole, adequate and sufficient, and in good working condition, to perform the information technology operations necessary for the conduct of the business of the Company. The Company has not experienced within the past thirty-six months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems that remains unresolved. There have been, to the Company’s Knowledge, no material unauthorized intrusions or breaches of the security of the Company IT Systems and, to the Company’s Knowledge, the data and information which they store or process has not been corrupted in any discernible manner or accessed without the authorization of the Company. The Company has taken steps to provide for the back-up and recovery of the data and information critical to the conduct of their business.
2.11    Litigation. There is no Action (excluding investigation) pending, at Law or in equity, or before or by any Governmental Body, or threatened in writing against the Company or its properties, assets or business or any of their respective officers, directors or stockholders related to the business of the Company. There is no Action by the Company pending or which the Company intends to initiate and, to the Company’s Knowledge, there is no specific reason to expect the commencement of any Action. The Company is not subject to any outstanding Order, settlement agreement or consent decree arising from any Action, at Law or in equity, or with any Governmental Body. As of the Agreement Date, to the Company’s Knowledge, there is no investigation currently pending or threatened in writing against the Company by a Governmental Body.
2.12    Governmental Consents. Assuming compliance with any applicable requirements of the HSR Act or other antitrust Laws, the Company is not required to make any declaration to or registration or filing with, or to obtain any Permit from, any Governmental Body in connection with the execution and delivery by the Company of this Agreement or any other Transaction Agreement or the consummation of the Transaction, except for declarations, registrations, filings, or Permits that are immaterial.

2.13    Employee Benefit Plans.
(a)    Schedule 2.13(a) sets forth a true and correct list of each material Employee Benefit Plan (other than with respect to Contracts based on form agreements that have been made available to Purchaser and disclosed on Schedule 2.13(a) provided such Contracts do not materially differ from the forms upon which they are based). With respect to each material Employee Benefit Plan, the Company has delivered or made available to Purchaser copies, to the extent applicable, of (i) the plan and trust documents, including any amendments, and the most recent summary plan description, (ii) the most recent determination or opinion letter from the Internal Revenue Service with respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, (iii) all material correspondence to or from any governmental agency relating to any Employee Benefit Plan for the three most recent plan years, (iv) the three most recent annual actuarial valuations, if any, and (v) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any.
(b)    The Company and its ERISA Affiliates do not sponsor, maintain or contribute to (and are not required to contribute to), and in the past six (6) years, have not sponsored, maintained or contributed to (and were not required to contribute to) any retirement plan or arrangement that is subject to Title IV of ERISA, is a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA), or is subject to Section 412 of the Code. No Employee Benefit Plan pays for or provides health or life insurance benefits to retirees or former employees of the Company, other than health continuation coverage required pursuant to COBRA or other applicable Laws. No Employee Benefit Plan that is subject to ERISA holds employer securities or employer real property as a plan asset.
(c)    The Employee Benefit Plans have been maintained and administered in compliance in all material respects with applicable Law and the terms of the Employee Benefit Plans. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan on which the Company can rely and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely and materially affect the qualified status of any such Employee Benefit Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan that has resulted in any material liability to the Company. All contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the Agreement Date to or with respect to the Employee Benefit Plans have been timely made or accrued.
(d)    Each Employee Benefit Plan that is subject to ERISA can be amended, terminated or otherwise discontinued in accordance with its terms, without any liability to Purchaser, the Company or any ERISA Affiliate (other than routine and ordinary administration expenses or liabilities in respect of claims incurred prior to such amendment, termination or discontinuance, any accrued benefits, and ordinary administrative expenses associated with the amendment or termination).
(e)    No Action, suit or claim (excluding claims for benefits incurred in the Ordinary Course) has been brought or is pending or, to the Company’s Knowledge, threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the Internal Revenue Service, Department of Labor, or other governmental agency with respect to any Employee Benefit Plan.

(f)    The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan, or (iii) trigger any obligation to fund any Employee Benefit Plan.
(g)    There is no contract, plan or arrangement covering any current or former employee, director or consultant of the Company that, individually or collectively, would give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code.
(h)    No Employee Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any Tax, interest or penalty thereunder. The Company does not have any liability or obligation to pay or reimburse any Taxes, or related penalties or interest, that may be incurred by any current or former employee, director or independent contractor of the Company, including pursuant to Code Section 4999 or Code Section 409A.
(i)    No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.
2.14    Employment and Labor Matters.
(a)    Schedule 2.14(a) accurately lists all current employees of the Company as of the Agreement Date, and for each such employee, his or her: (i) job position and work location, (ii) classification as full-time, part-time or seasonal, (iii) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (iv) hourly rate of compensation or base salary (as applicable), (v) bonus or commission opportunity, (vi) vacation accrual rate, (vii) accrued but unused vacation, (viii) visa type (if any), (ix) commencement date of employment with the Company, and (x) the Entity that employs such employee (if not the Company).
(b)    The Company is in material compliance with all applicable Laws and its own policies regarding employment, equal opportunity, nondiscrimination, immigration, labor and wage and hour matters, benefits, collective bargaining, occupational safety and health, and/or privacy rights of employees. For the last three years, the Company has not been a party to any court, arbitration, or administrative proceeding in which the Company was, or is, alleged to have violated any statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health, and/or privacy rights of employees. For the last three years, with respect to the Company’s employees, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company does not recognize and is not obligated to recognize a works council, union, employee representatives, or similar employee representation. The Company is not a party to, or otherwise subject to, any collective bargaining agreement, modern award or other Contract with any labor organization or other representative of the Company’s employees. There are and have been for the last three years no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or, to the Company’s Knowledge, threatened in writing against or involving the Company’s employees or the Company. To the Company’s Knowledge, none of the Company’s employees are obligated under any Contract or subject to any Order that would conflict with the Company’s business in any material respect. The Company is not delinquent in any material respect in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, severance payments, bonuses, or other direct compensation. The Company has provided in all material respects all required sick leave, paid time off or vacation to all employees. The employment of each employee of the Company is terminable at the will of the Company.
(c)    In the last three years, the Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Company.
2.15    Insurance. Schedule 2.15 lists each insurance policy providing coverage to the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. The Company is not in default with respect to its obligations under any of such insurance policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters thereof. In addition, there is no pending claim which, if successful, would have a total value (inclusive of defense expenses) in excess of the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date). The Company has not received any written notice of cancellation, termination, or nonrenewal with respect to any insurance policy.
2.16    Compliance with Laws; Permits. The Company is and has for the last three years been in compliance in all material respects with all applicable Laws of applicable Governmental Bodies. There is no proceeding or disciplinary Action currently pending, or to the Company’s Knowledge, threatened against the Company by a Governmental Body. During the last three years, the Company has not received any written notice from any Governmental Body regarding any actual, alleged or potential violation by the Company of, or failure by the Company to comply with, any applicable Laws and, to the Company’s Knowledge, no such communication is threatened or pending, and no event has occurred or circumstances exist with respect to the Company that would reasonably be expected to give rise to or serve as the basis for any such communication. All approvals, filings, permits and licenses of Governmental Bodies (collectively, “Permits”) required to conduct the business of the Company are in the possession of the Company, are in full force and effect and are being complied with, except for such Permits the failure of which to be in the possession of, or to be in compliance with, would not be reasonably expected to be material to the Company. Schedule 2.16 sets forth a list of all Permits held by the Company that are material to the conduct of the business of the Company. The Company is duly qualified to transact business and is in good standing in each jurisdiction listed on Schedule 2.16(a), which constitute those jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to obtain such qualification would not reasonably be expected to be material to the Company.
2.17    Environmental Compliance and Conditions.
(a)    The Company has obtained, and are and at all prior times have been in material compliance with the terms and conditions of, all material Permits required to conduct the business of the Company under Environmental and Safety Requirements. Schedule 2.17 sets forth a complete list of such Permits and the expiration date of each.
(b)    The Company is and at all prior times has been in material compliance with applicable Environmental and Safety Requirements.
(c)    The Company has not received a written Claim, notice or demand letter from any Governmental Body or any other Person, and to Company’s Knowledge none has been threatened, alleging liability under Environmental and Safety Requirements as to which there remains any outstanding material liabilities or obligations.
(d)    The Company has not generated, treated, stored, Released, or disposed of any Hazardous Material on any property currently owned, leased or operated by the Company, or at any other location, except in material compliance with applicable Environmental and Safety Requirements.
(e)    To the Company’s Knowledge, none of the Real Property is affected by any condition, and there has been no activity or failure to take any action by the Company, that could reasonably be expected to result in any material liability or obligation under any Environmental and Safety Requirements.
(f)    The Company has not assumed by contract, agreement, or operation of law, or otherwise agreed, to (i) indemnify or hold harmless any other Person for any material violation of any Environmental and Safety Requirements or any material obligation or liability thereunder (other than general indemnities that do not specifically relate to Environmental and Safety Requirements); (ii) assume any material liability for any Release of any Hazardous Material, conduct any response, removal or remedial action with regard to any Release of any Hazardous Material, or implement any institutional controls (including any deed restrictions) regarding any existing Hazardous Materials; or (iii) give a release or waiver of liability that would waive or impair any claim, demand, or action related to any material Release of any Hazardous Material in, on, under, to or from any Real Property against a previous owner or operator of any Real Property or against any other Person who may be potentially responsible for such Release.
(g)    No underground storage tanks, friable asbestos, lead-based paint, or polychlorinated biphenyls for which the Company is liable or responsible, are located at any property currently owned, leased or operated by the Company.
(h)    All Phase One, Phase Two, and other environmental assessments or reports, and all environmental compliance audits of facilities now or formerly owned, leased, controlled or operated by the Company have been made available on the Company’s electronic data site
(i)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 2.17 are the only representations and warranties made by the Company under this Agreement in relation to environmental, health or safety matters, or Hazardous Materials including any arising under Environmental and Safety Requirements.
2.18    Affiliate Transactions. The Company is not currently nor, for the last three years, has it engaged in or been party to any transaction (including any Contract) with any of its officers, directors or record or beneficial owner of 5% or more of the Capital Stock of the Company or, to Company’s Knowledge, any of such Person’s immediate family members or Affiliates, other than employment, management retention, stock option, and other compensation agreements or matters that are de minimis. No officer, director or record or beneficial owner of 5% or more of the Capital Stock currently owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property used by the

Company in the operation of its business or the use of which is material to the operation of such business (taken as a whole).
2.19    Brokerage Fees. Except for fees and expenses of Morgan Stanley which are included in the Company Transaction Expenses, there are no obligations for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction based on any agreement made by or on behalf of the Company for which Purchaser or the Surviving Corporation would be liable following the Closing.
2.20    Customers and Suppliers.
(a)    Schedule 2.20(a) sets forth a true, correct and complete list of each of the ten largest customers of the Company (with customer being defined as the brand and not the ODM), based on the aggregate amount paid to the Company (i) during the twelve-month period ended on December 31, 2017 and (ii) for the six-month period ended June 30, 2018 (the “Major Customers”). The Company is not engaged in any material dispute with any of the Major Customers and, to the Company’s Knowledge, no Major Customer has provided written notice that it intends to terminate, limit, materially change the terms of (including any announced or requested change in quantities or pricing) or materially reduce its business relations with the Company. As of the Agreement Date, the Company has no particular reason to believe that the Transaction is reasonably likely to have an adverse effect on the business relationship of the Company with any Major Customer.
(b)    Schedule 2.20(b) sets forth a true, correct and complete list of each of the ten largest suppliers of the Company based on the aggregate amount paid by the Company (i) during the twelve-month period ended on December 31, 2017 and (ii) for the six-month period ended June 30, 2018 (the “Major Suppliers”). The Company is not engaged in any material dispute with any of the Major Suppliers and, to the Company’s Knowledge, no Major Supplier has provided written notice that it intends to terminate, limit, materially change the terms of (including any announced or requested change in quantities or pricing) or materially reduce its business relations with the Company. As of the Agreement Date, the Company has no particular reason to believe that the consummation of the Transaction is reasonably likely to have an adverse effect on the business relationship of the Company with any Major Supplier.
2.21    Inventory. The inventories reflected in the Financial Statements are properly recorded and reserved for thereon in accordance with GAAP. All of the inventories recorded in the Financial Statements consist in all material respects of, and all inventories on the Closing Date will consist in all material respects of, items of a quality usable or saleable in the Ordinary Course, except for obsolete, damaged or defective inventory that has been written off or written down to fair market value on the Financial Statements or for which adequate reserves have been established on the Financial Statements. In the last three years, the Company has not received written notice requesting a recall of any item of inventory.
2.22    Accounts Receivable. All accounts receivable (including those accounts receivable reflected in the Financial Statements that have not yet been collected): (a) represent sales actually made in the Ordinary Course; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course; (c) do not represent obligations for goods sold on consignment; and (d) are not the subject of any Action brought by or on behalf of the Company. Since June 30, 2018, the Company has collected its accounts receivable in the Ordinary Course, and has not accelerated any such collections.

2.23    Bank Accounts. Schedule 2.23 lists all of the bank accounts or safe deposit boxes of the Company, in each case together with the account number and box number (designating each authorized signatory and the level of each signatory’s authorization).
2.24    Product and Service Warranties. There is no pending Action (excluding investigations) or, to the Company’s Knowledge, threatened Action (including investigations) relating to any product manufactured, distributed or sold or any service provided by the Company, and alleged to have been defective or improperly designed or manufactured or provided or in breach of any product warranty. To the Company’s Knowledge, there exists no threatened material warranty claims relating to the Company’s business.
2.25    FCPA; Compliance with Office of Foreign Assets Control.
(a)    The Company has not nor, to the Company’s Knowledge, have any of its directors, officers or employees (in their capacity as such) made, directly or indirectly, any offer, or payment or promise to pay, or gift or promise to give or authorized such an offer, promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Body or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Body, in the case of both (i) and (ii) above in violation of any applicable Law and in order to assist the Company or any of its Affiliates to obtain or retain business for, or direct business to, the Company.
(b)    Neither the Company nor any of its respective directors, officers or employees is an OFAC Sanctioned Person. The Company and its directors, officers or employees (in their capacity as such) are in material compliance with, and have not violated, the USA Patriot Act of 2001, as amended through the Effective Time, to the extent applicable to such Person and all other applicable anti-money laundering Laws.
(c)    The Company has been in compliance with all applicable Laws regarding export control (“Export Controls”), including the including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations and the Company has been in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
(d)    No Action is pending or, to the Company’s Knowledge, threatened, concerning or relating to any export or import activity of the Company and no voluntary self-disclosures have been filed by or for the Company with respect to possible violations of any Export Controls or Import Restrictions.
3.    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company that the following representations are true and correct:
3.1    Organization, Good Standing, Qualification and Power. Each of Purchaser and Merger Sub has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and has all requisite corporate authority to carry on its business as currently conducted. Each of Purchaser and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction where the nature of its business or the ownership of its assets makes such qualification necessary.
3.2    Authorization. Each of Purchaser and Merger Sub has full power and authority to enter into this Agreement and the Transaction Agreements to which it is a party. This Agreement and the Transaction Agreements to which Purchaser and/or Merger Sub are a party, when executed and delivered by Purchaser and/or Merger Sub, as applicable, will constitute valid and legally binding obligations of Purchaser and/or Merger Sub, as applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.3    No Violation. Neither Purchaser nor Merger Sub is subject to or obligated under its Organizational Documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or Permit, or subject to any Order, writ, injunction or decree, which would be breached or violated in any material respect by Purchaser’s or Merger Sub’s execution, delivery or performance of this Agreement.
3.4    Sufficient Funds. Purchaser has and will, at the Effective Time, have cash and cash equivalents and/or available sources of credit sufficient to consummate the Merger, including payment in cash of the aggregate Merger Consideration at the Closing and the payment of all related fees and expenses. Purchaser acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
3.5    Governmental Consents and Filings. Purchaser is not required to make any declaration to or registration or filing with, or to obtain any permit from, any Governmental Body in connection with the execution and delivery by Purchaser of the Transaction Agreements to which Purchaser is to be a party or the consummation by Purchaser of the Transaction, except for declarations, registrations, filings, or Permits that are immaterial or customarily obtained after Closing.
3.6    Litigation. There are no proceedings pending or, to Purchaser’s knowledge, threatened in writing against or affecting Purchaser at law or in equity, or before or by any Governmental Body, which would affect Purchaser’s performance under this Agreement or the consummation of the Merger.
3.7    Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.
3.8    Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction based on any arrangement or agreement made by or on behalf of Purchaser.
3.9    No Other Representations and Warranties; Non-Reliance. Notwithstanding anything to the contrary in this Agreement, Purchaser, on behalf of itself and Merger Sub, acknowledges and agrees that (a) Purchaser has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities, properties and business of the Company; (b) the representations and warranties set forth in Section 2 of this Agreement constitute the sole and exclusive representations and warranties of the Company; and (c) other than those representations and warranties of the Company set forth in Section 2, neither the Company nor any other Person on the Company’s behalf, is making, and Purchaser and Merger Sub disclaim reliance on, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to the Company or its business organization, assets, or properties.
4.    Covenants.
4.1    Conduct of Business Prior to Closing. Except as provided or permitted herein, as set forth in Schedule 4.1 or as consented to by Purchaser (which consent shall not be unreasonably withheld), during the period commencing on the Agreement Date and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to (a) act and carry on its business in the Ordinary Course, (b) maintain and preserve in all material respects the Company’s business organization, assets, properties (reasonable wear and tear excluded) and relationship with customers, suppliers, employees and others having business dealings with them, (c) perform and comply with the Material Contracts and comply with all applicable Laws, (d) maintain their respective books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, (e) continue to collect accounts receivable and pay accounts payable in the Ordinary Course, and (f) preserve their goodwill and ongoing operations. Without limiting the generality of the foregoing, except as expressly provided or contemplated by this Agreement, as required by Law or as set forth in Schedule 4.1, during the Pre-Closing Period, the Company shall not directly or indirectly, do any of the following without the consent of Purchaser (which consent shall not be unreasonably withheld), in each case, other than in the Ordinary Course:
(a)    split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities or other Equity Interests in respect of, in lieu of or in substitution for shares of its Capital Stock;
(b)    authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or Equity Interests (other than the issuance of shares of Capital Stock upon the exercise of Options or Warrants that are outstanding on the Agreement Date);
(c)    amend or make any change to the Organizational Documents of the Company, or change the authorized Capital Stock or Equity Interests of the Company;
(d)    (i) incur any Indebtedness (or obtain any new or additional commitment from any Person to provide any such Indebtedness, except for borrowings under the Company’s existing credit facilities that will be fully satisfied at the Closing), (ii) issue, sell or amend any debt securities of the Company, (iii) guarantee any debt securities of another Person, (iv) make any loans, advances (other than routine advances not in excess of $1,000 to employees of the Company in the Ordinary Course) or capital contributions to, or investment in, any other Person, other than the Company; or (v) create any Lien on any material assets of the Company other than a Permitted Lien;
(e)    (i) make any material change in its borrowing arrangements or (ii) knowingly waive, release, write off or assign any material rights or claims;
(f)    materially change accounting policies or procedures, except as required by applicable Laws or by GAAP;

(g)    except as required by applicable Laws or under the terms of any Employee Benefit Plan as of the Agreement Date, (i) adopt, amend or terminate any Employee Benefit Plan (including any underlying agreements), except as required to maintain the qualified status of such Employee Benefit Plan, (ii) increase or grant any increase in the compensation, bonus or benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor other than (A) base salary increases made in the Ordinary Course that do not exceed individually, 5% per employee, and, in the aggregate, 1% of the overall total salary paid by the Company, in either case, as compared with the individual and aggregate salaries paid by the Company as of immediately prior to the Agreement Date, or (B) bonuses to be paid to employees as of the Closing Date (collectively, “Closing Bonuses”), which such Closing Bonuses will be treated as a Company Transaction Expense, (iii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor other than Closing Bonuses, (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan, or (v) hire or fire (other than for cause) any employee with an annual base salary in excess of $150,000;
(h)    make any capital expenditure other than those set forth in the Company’s annual budget;
(i)    acquire, sell, lease, pledge or otherwise dispose of or encumber any material properties or material assets of the Company other than purchases or inventory or fixed assets in the Ordinary Course;
(j)    license any Company IP, other than non-exclusive licenses granted in the Ordinary Course;
(k)    terminate, abandon, withdraw or otherwise fail to maintain any Company Registered IP;
(l)    make, revoke or change any material Tax election or method of Tax accounting, enter into any closing agreement, settle or compromise any liability with respect to Taxes, or consent to any claim or assessment relating to Taxes or waive the statute of limitations for any such claim or assessment, except as required by applicable Law;
(m)    amend or terminate, or waive any right under, any Material Contract;
(n)    settle or compromise any litigation or other disputes;
(o)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(p)    declare or pay any non-cash dividend or make any cash distribution after the delivery of the Closing Certificate in respect of any of its Capital Stock;
(q)    make any material change to, fail to renew or otherwise allow any insurance policy applicable to the Company to lapse;
(r)    enter into new lines of business or discontinue an existing line of business; or

(s)    enter into any agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.
Except with respect to Purchaser’s approval rights set forth in this Section 4.1, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and shall be permitted to use cash on hand to pay down existing Indebtedness.
4.2    Access to Information. Subject to applicable Law and to the terms and conditions of the Confidentiality Agreement, between the Agreement Date and the Closing Date, the Company shall give Purchaser and its representatives (including any insurers and underwriters in respect of the R&W Insurance Policy, financing sources or investors, each in compliance with applicable Law) reasonable access upon reasonable advance notice and during normal business hours to the facilities, properties, management, Company Employees, books and records of the Company as from time to time may be reasonably requested in advance. Any such investigation or request by Purchaser shall not unreasonably interfere with any of the businesses or operations of the Company. Purchaser shall not, prior to the Closing Date, have any contact whatsoever with respect to the Company or with respect to the Transaction with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld; provided that the Company agrees that each of the Company Employees with which Purchaser has had direct contact prior to the Agreement Date are hereby deemed approved for further contact prior to the Closing Date. All requests by Purchaser for access or information shall be submitted or directed exclusively to an individual or individuals to be designated in writing by the Company.
4.3    Press Releases and Communications. Prior to the Closing, no party to this Agreement shall make, and shall cause their respective Affiliates to not make, any public announcements in respect of this Agreement or the Transaction without the prior written consent of the other party (such consent not to be unreasonably withheld) except for any filings required to be made with the Securities and Exchange Commission or any other filings required by applicable Law or expressly contemplated by this Agreement. Notwithstanding the foregoing, Purchaser may, on or after the Agreement Date, issue a press release announcing the execution of this Agreement in substantially the same form as provided to the Company prior to the Agreement Date.
4.4    Officers’ and Directors’ Indemnification.
(a)    Purchaser agrees that all rights to indemnification, advancement or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company (the “D&O Indemnified Persons”) provided for in their respective Organizational Documents (all of which have been made available to Purchaser) or in any indemnification agreement set forth on Schedule 4.4(a) in effect as of the Agreement Date with respect to any such rights relating to matters occurring prior to the Closing Date, will survive the Transaction and continue in full force and effect following the Closing Date. The indemnification, advancement and liability limitation or exculpation provisions of each of the Company’s Organizational Documents will not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of the D&O Indemnified Persons, unless such modification is required by applicable Law. Without limiting the general indemnification and advancement rights of the D&O Indemnified Persons under this Section 4.4(a), from and after the Closing Date, Purchaser and the Surviving Corporation also agree to indemnify, advance to and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Closing to the extent such right to indemnification or advancement is provided for in the indemnification agreements set forth on Schedule 4.4(a), a true and complete copy of which has been made available to Purchaser.
(b)    Prior to the Effective Time, the Company shall purchase an extended period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company and Purchaser that shall provide such directors and officers with coverage for six years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Insurance Coverage”), provided that the full cost and all premiums associated with such D&O Insurance Coverage are paid in lump sum by the Purchaser at the Closing, with 50% of such costs or premiums being treated as a Company Transaction Expense. Purchaser shall, and shall cause the Surviving Corporation to continue to honor the obligations under the D&O Insurance Coverage, provided, that neither Purchaser nor the Surviving Corporation shall be required to pay any additional premium amounts following the Closing with respect to such coverage, including any additional premium amounts to maintain such D&O Insurance Coverage.
(c)    The obligations under this Section 4.4 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 4.4 applies without the consent of such D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Person to whom this Section 4.4 applies shall be third party beneficiaries of this Section 4.4 and shall be entitled to enforce the covenants contained in this Agreement).
4.5    Employee Benefits Arrangements.
(a)    During the period commencing at Closing and ending on the date which is twelve months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Purchaser shall, and shall cause the Company to, provide all persons who were employed by the Company immediately preceding the Closing, including those on vacation, leave of absence or disability (the “Company Employees”) with (i) substantially similar types and levels of cash compensation opportunities in the aggregate for each Company Employee as provided immediately prior to the Closing (without taking into account any Closing Bonuses) and (ii) substantially similar benefits (including vacation, paid time-off and severance) in the aggregate for each Company Employee as provided to similarly situated employees of Purchaser. Purchaser shall, and shall cause the Company to, treat, and cause the applicable benefit plans (excluding any equity or equity based compensation plans and defined benefit retirement plans) to treat, the service of Company Employees attributable to any period before the Closing as service rendered to Purchaser or the Company for all purposes (other than benefit accrual under a defined benefit retirement plan), including but not limited to, eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of any minimum waiting periods for participation. Without limiting the foregoing, Purchaser shall not, and shall cause the Company not to, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Purchaser or the Company for a pre-existing medical condition, and any deductibles (but not co-pays) paid under any of the Company’s health plans shall be credited towards deductibles under the health plans of Purchaser or the Company. Purchaser shall, and shall cause the Company, to use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to provide for such results.
(b)    In addition to the Estimated Merger Consideration, Purchaser and the Company would mutually agree on an employee retention pool to be established at the Closing and funded by the Purchaser.

(c)    The Company will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Purchaser’s reasonable review and approval) to terminate each 401(k) plan sponsored or maintained by the Company, effective as of no later than one day prior to Closing.  Immediately prior to such termination, the Company will have made or, if such payments are not yet due and payable, accrued, all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) plan; (ii) for elective deferrals made pursuant to the 401(k) plan for the period prior to termination; and (iii) for any employer contributions (including, without limitation, any matching contributions, if any) for the period prior to termination.  The Company shall provide Purchaser with a copy of resolutions duly adopted by the Company Board so terminating any such 401(k) plan.
(d)    The provisions of this Section 4.5 are solely for the benefit of the parties to this Agreement and nothing in this Section 4.5 or elsewhere in this Agreement, expressed or implied, shall be construed to (i) create a right in any Company Employee to employment with Purchaser, the Surviving Corporation or any of their respective Affiliates or shall restrict in any way the rights of Purchaser, the Surviving Corporation or any of their respective Affiliates to terminate such employee’s services at any time for any reason or no reason, (ii) limit the right of Purchaser, the Company, the Surviving Corporation or any of their respective Affiliates to amend or terminate any employee benefit plan, (iii) create any third party rights, benefits or remedies of any nature whatsoever in any Company Employee (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement, or (iv) be treated as establishing or amending any employee benefit plan or arrangement of Purchaser, the Company or any of their respective Affiliates.
4.6    Confidentiality. The parties (other than Agent) shall adhere to the terms and conditions of the Confidentiality Agreement, provided, however, that Purchaser’s and its Affiliates’ obligations set forth in the Confidentiality Agreement will terminate with respect to information relating solely to the Company. Agent shall keep all information received by it in connection with the Transaction confidential and provided further, that, following the Closing, Agent shall be permitted to (a) after the public announcement of the Merger contemplated by Section 4.3, publicly announce that it has been engaged to serve as the Agent in connection with this Agreement as long as such announcement does not disclose any of the other terms of this Agreement or the Transaction; and (b) disclose information as required by Law or to employees, advisors, agents or consultants of Agent and to the Equityholders, in each case who have a need to know such information, provided that such persons are subject to and agree to be bound by the confidentiality obligations set forth in this Section 4.6.
4.7    280G Covenant. To the extent required, prior to the Closing, the Company shall use commercially reasonable efforts to submit to its shareholders, for approval (in a manner and with a disclosure document reasonably satisfactory to Purchaser) by a vote of such shareholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Stockholder Vote”), any such payments or other benefits that may, separately or in the aggregate, cause there to be “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Stockholder Vote is received approving the 280G Payments, such 280G Payments shall not cause there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Stockholder Vote, the Company shall use commercially reasonable efforts to obtain, from each Person whom the Company reasonably believes to be with respect to the Company a “disqualified individual” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver pursuant to which such Person agrees to waive any and all right or entitlement to such parachute payment, to the extent such payment would cause any payment not to be deductible pursuant to Section 280G of the Code. Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Stockholder Vote for such item is obtained.
4.8    Information Statement. No later than two Business Days following receipt of the Requisite Stockholder Consent, the Company will deliver to those Stockholders who did not execute the Requisite Stockholder Consent an information statement (the “Information Statement”) in form and substance reasonably acceptable to Purchaser which shall (i) provide notice to the Stockholders of the Company Board’s adoption of this Agreement and approval of the Merger to the Stockholders, pursuant to and in accordance with the applicable provisions of Delaware Law, (ii) provide the requisite notice of appraisal rights under Delaware Law, (iii) provide notice to the Stockholders that the Company has obtained the Requisite Stockholder Consent, (iv) provide due notice of the request for Stockholder action and (v) request that such Stockholder execute the Written Consent. For the avoidance of doubt, each of the Stockholders who execute the Requisite Stockholder Consent will have received a substantially complete draft of the Information Statement prior to such Stockholder delivering its Written Consent. The Company shall promptly confirm to Purchaser the date on which the Information Statement was sent. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement to, and/or mailing to the Stockholders of, such amendment or supplement.
4.9    Further Assurances. From and after the Closing, as and when requested by any party, each party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to fulfill its obligations under any Transaction Agreement, or that is necessary or desirable to fully effectuate the purposes of any Transaction Agreement, to effect the Transaction and to provide for the orderly and efficient transition of the ownership of the Company to Purchaser.
4.10    Notice of Breaches. From and after the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8, the Company will promptly deliver to Purchaser supplemental information concerning events or circumstances occurring subsequent to the execution and delivery of this Agreement which would render any representation, warranty or statement in this Agreement or the Disclosure Schedules inaccurate or incomplete in any material respect or that would, if uncured, cause any of the conditions to Closing set forth in Section 7 not to be satisfied. No such supplemental information will be deemed to alter the Company’s representations and warranties or its statements and disclosures in the Disclosure Schedule, or to avoid or cure any misrepresentation or breach of warranty by the Company or to constitute an amendment of any of the Company’s representations or warranties in this Agreement or any of the Company’s statements and disclosures in the Disclosure Schedule.
4.11    Exclusivity. From and after the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8, the Company will not, nor will the Company permit any of its officers, directors, employees, stockholders, representatives or agents to, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Purchaser) concerning any Alternative Transaction; (b) license all or any portion of the Company IP outside the Ordinary Course; (c) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than Purchaser), in each case, in connection with an Alternative Transaction; or (d) engage in discussions or negotiations with any party (other than Purchaser) concerning any Alternative Transaction. In the event that the Company or any of the Company’s Affiliates receives, prior to the Effective Time or the termination of this Agreement in accordance with Section 8, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (b) above, or any request for disclosure or access as referenced in clause (c) above, the Company will immediately notify Purchaser thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto to which the Company has reasonable access, as Purchaser may reasonably request.
4.12    Termination of Affiliate Arrangements. On or prior to the Closing Date, the Company will cause all Affiliate Arrangements to be settled (irrespective of the terms of payment), terminated and canceled without any further liability to, or obligation of, the Company, from and after the Closing.
4.13    Data Room Documentation. Within five Business Days following the Closing, the Company representatives will authorize Intralinks to, and request that it, copy to a suitable electronic medium all documents posted to the Data Room as of the Agreement Date in the same order and manner as such documents are set forth in the Data Room and will deliver three complete copies to Purchaser.
4.14    Preferred Stock Conversion. Prior to the Closing, the Company will deliver evidence to Purchaser that the requisite majority of the holders of Preferred Stock have, on behalf of all holders of Preferred Stock, elected to convert all outstanding shares of Preferred Stock to Common Stock pursuant to Article IV, Section (B)(4)(b) of the Company Certificate of Incorporation. In the event the requisite majority of holders of Preferred Stock fails to elect to convert all outstanding shares of Preferred Stock to Common Stock, the Company will, in good faith, cooperate with Purchaser to amend this Agreement to account for such non-conversion of the Preferred Stock and the payment of the Merger Consideration related thereto.
5.    Indemnification; Remedies.
5.1    Survival. The representations and warranties of the parties contained in this Agreement and all covenants and agreements of the parties that are to be performed at or prior to the Closing will survive the Closing until the date that is twelve months after the Closing Date; provided, however, that with respect to a claim for a breach of the representations and warranties of the Company set forth in Section 2.1 (Organization, Good Standing, Corporate Power and Qualification), Section 2.2 (No Subsidiaries), Section 2.3(a) and 2.3(c) (Authorization; Valid and Binding Agreement), Section 2.4 (Capitalization) and Section 2.19 (Brokers) (all of such representations and warranties collectively, the “Fundamental Representations”) and actual fraud, such notice must be delivered on or prior to the date that is ninety days following the expiration of the applicable statute of limitations. All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing will survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Notwithstanding the preceding two sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnification may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of such breach giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time.
5.2    Indemnification by the Equityholders. Each of the Equityholders (i) jointly and severally up to the amount of the Indemnity Escrow Fund and (ii) severally, but not jointly, for any amounts in excess of the Indemnity Escrow Fund, hereby agrees to indemnify, reimburse and hold Purchaser, the Company and their respective directors, officers, employees, Affiliates, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Purchaser Indemnified Parties”) harmless from and against, and to pay to the applicable Purchaser Indemnified Parties, the amount of any and all losses, liabilities, obligations, deficiencies, judgments, damages, interest, fines, assessments, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees) (individually, a “Loss” and, collectively, “Losses”) incurred by such Purchaser Indemnified Party arising out of or resulting from:
(a)    the failure of any of the representations or warranties made by the Company in this Agreement to be true and correct;
(b)    the breach, non-compliance or non-fulfillment by the Equityholders or, prior to the Closing, the Company of any covenant or other agreement on the part of the Equityholders or the Company under this Agreement; and
(c)    any inaccuracy in the Payment Schedule.
5.3    Indemnification by Purchaser and Merger Sub. Subject to the other provisions of this Section 5, Purchaser and Merger Sub hereby agree to indemnify, reimburse and hold the Equityholders, their respective directors, officers, employees, Affiliates, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Equityholder Indemnified Parties”) harmless from and against, and to pay to the applicable Equityholder Indemnified Parties, the amount of any and all Losses arising out of or resulting from:
(a)    the failure of any of the representations or warranties made by Purchaser or Merger Sub in this Agreement to be true and correct as of the Closing Date; and
(b)    the breach of any covenant, non-compliance or non-fulfillment or other agreement on the part of Purchaser or Merger Sub under this Agreement.
5.4    Indemnification Procedures.
(a)    A claim for indemnification for any matter not involving a Third Party Claim (as defined below) may be asserted by any Purchaser Indemnified Party or Equityholder Indemnified Party (an “Indemnified Party”) by written notice to the party from whom indemnification is sought (the “Indemnifying Party”), which notice will include a reasonably detailed description of the indemnification claim and the amount (which may be estimated in good faith) for which indemnity is sought (an “Indemnification Notice”), provided that with respect to any claim against the Equityholders generally or any Equityholder specifically, Purchaser shall provide such Indemnification Notice to Agent, on behalf of the Equityholder(s), which Indemnification Notice shall be deemed having been provided to such Equityholder(s). If the Indemnifying Party (or Agent, on behalf of the Equityholders) shall object in writing to any Indemnification Notice by an Indemnified Party made pursuant to this Section 5.4(a) within thirty days of receiving notice of such claim, then the parties shall attempt in good faith for a period of up to thirty days from the date such notice is received to agree upon the rights of the respective parties with respect to the claim.
(b)    In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 5.2 or 5.3 (regardless of the limitations set forth in Section 5.5) (a “Third Party Claim”), the Indemnified Party seeking indemnification under this Agreement shall give reasonably prompt written notice of such Third Party Claim, provide a copy of all papers served with respect to such Third Party Claim (if any), identify the basis of the

Indemnified Party’s request for indemnification under this Agreement and provide an estimate of any Losses suffered with respect thereto (if reasonably determinable), provided that if the Equityholders are the Indemnifying Party, such Indemnification Notice shall be given to Agent. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent such failure to notify materially prejudices the Indemnifying Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify or reimburse the Indemnified Party, the Indemnifying Party shall have the right, but not the obligation, to solely control the defense (represented by counsel of its choice) and defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided, however, that the Indemnifying Party will not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). Notwithstanding the preceding sentences, in the event of a Third Party Claim against any Indemnified Party where (i) the assumption of the defense by the Indemnifying Party is reasonably likely to cause a Purchaser Indemnified Party to lose coverage under the R&W Insurance Policy, (ii) a Purchaser Indemnified Party or the R&W Insurer is required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy, (iii) the Third Party Claim for indemnification relates to or arises in connection with any criminal Action, (iv) the Third Party Claim seeks an injunction or other equitable relief or judgment against the Indemnified Party, (v) the Indemnified Party has been advised by legal counsel that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, or (vi) due to the limitations elsewhere in this Section 5, the Indemnifying Party’s indemnification liability in respect of such Third Party Claim is less than the amount being sought, the Indemnified Party may, by notice to the Indemnifying Party, assume (or, as applicable, cause the R&W Insurer to assume) the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of any such Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement with respect thereto effected without its prior written consent (which consent will not be unreasonably withheld).
(c)    If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 5.4(b) within thirty days (or such shorter period as the Indemnified Party may reasonably specify where such Third Party Claim requires resolution or response in a shorter period) after receipt of any Indemnification Notice, then the Indemnified Party will defend itself against the applicable Third Party Claim, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate Actions, which such Actions will be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party will defend any such Third Party Claim in good faith and have full control of such defense and Action; provided, however, that Indemnifying Party will not be bound by any determination of any such Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement with respect thereto effected without its prior written consent (which consent will not be unreasonably withheld).
(d)    After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim or a claim under Section 5.4(a) hereof, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Section 5 with respect to such matter and the Indemnifying Party shall be required to pay all of such sums so due and owing to the Indemnified Party in accordance with Section 5.6.

5.5    Limitations on Liability.
(a)    The Purchaser Indemnified Parties’ right to indemnification under Section 5.2 shall be subject to the following limitations: (i) Purchaser shall not have the right to be indemnified pursuant to Section 5.2 unless and until Purchaser shall have incurred, on a cumulative basis following the Closing, Losses in excess of $2,025,000 (the “Deductible”) in which event the right to be indemnified shall apply to all Losses in excess of the amount of the Deductible, but subject to the other terms and limitations in this Agreement and (ii) the aggregate amount of Losses for which the Equityholders shall be obligated to provide indemnity under Section 5.2 shall not exceed the Indemnity Escrow Fund plus the right to offset against the Earnout Amount (if any) that becomes due and payable under this Agreement but has not yet been paid (the “Cap”); provided that any Losses resulting from a breach of the Fundamental Representations, from Section 5.2(c) and in the case of actual fraud shall not be subject to the Cap and will instead in no event exceed the aggregate amount of the Merger Consideration. In furtherance of the foregoing, the maximum aggregate amount of Losses for which the Purchaser Indemnified Parties as a group may be entitled to indemnification under this Agreement from a specific Equityholder shall in no event exceed the aggregate amount of cash proceeds actually received by such Equityholder in his/her/its capacity as an Equityholder pursuant to this Agreement plus such Equityholder’s allocable portion of the Earnout Amount, if any, which such allocable portion shall be subject to offset by Purchaser.
(b)    Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty or covenant contained in this Agreement shall give rise to any right on the part of Purchaser, after the consummation of the Transaction, to rescind this Agreement or the Transaction.
(c)    Notwithstanding anything in this Agreement to the contrary, the amount of any Losses payable by the Equityholders in accordance with this Section 5 shall be net of any alternative insurance proceeds or indemnification proceeds reasonably available, directly or indirectly, to the Purchaser Indemnified Parties with respect to such Losses less the aggregate amount of all costs and expenses incurred by the Purchaser Indemnified Parties in connection with the recovery of such proceeds (including payment of deductibles and self-insured retention amounts) and less the present value of all insurance policy premium increases reasonably anticipated therefrom. If Purchaser actually receives any insurance proceeds or indemnification proceeds after an indemnification payment is made to it by the Equityholders under this Section 5, Purchaser shall as promptly as practicable deliver to the Escrow Agent for deposit to the Escrow Fund the amount of such proceeds at such time or times as and to the extent that such proceeds are realized by Purchaser less the aggregate amount of all costs and expenses incurred by the Purchaser Indemnified Parties in connection with the recovery of such proceeds (including payment of deductibles and self-insured retention amounts) and less the present value of all insurance policy premium increases reasonably anticipated therefrom; provided, however, that if the Escrow Fund no longer exists, Purchaser shall (i) pay to the Paying Agent for further distribution to the Stockholders and Warrantholders such amount payable to the Stockholders and Warrantholders by means of a wire transfer of immediately available funds and (ii) pay to its payroll provider such amount payable to holders of Vested Options directly and instruct such payroll provider to deliver such payments to the holders of Vested Option in the next regularly scheduled payroll of the Surviving Corporation, each in accordance with such Equityholder’s Percentage as set forth on the Payment Schedule. Purchaser shall use commercially reasonable efforts to recover insurance proceeds or any other amounts from third parties (including, without limitation, under the R&W Insurance Policy), related to any Losses for which indemnification is sought pursuant to this Section 5.
(d)    Any Loss for which a Purchaser Indemnified Party is entitled to indemnification under this Section 5 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant.
(e)    Any Losses of a party pursuant to this Section 5 shall be disregarded to the extent such Losses were specifically accrued in connection with the determination of the Closing Cash, Closing Indebtedness, Closing Working Capital, or Closing Company Transaction Expenses.
(f)    For purposes of this Section 5, for any representation or warranty that is limited by the words “Material Adverse Effect,” “material” or by any similar term or limitation, the failure of such representation or warranty to be true and correct and the amount of Losses subject to indemnification hereunder shall be determined as if the words “Material Adverse Effect,” “material” or any similar term or limitation were not included therein.
(g)    Notwithstanding anything in this Agreement to the contrary and other than to the extent awarded in connection with a Third Party Claim, Losses for which an Indemnified Party may seek indemnification under this Section 5 shall not include, and no party to this Agreement will be liable to another party for, punitive damages.
5.6    Procedures for Claims Against, and Distributions of, Funds Deposited with Escrow Agent.
(a)    Claims. At the time a Purchaser Indemnified Party gives, or at any time after a Purchaser Indemnified Party gives, Agent written notice of such Purchaser Indemnified Party’s indemnification claim in accordance with Section 5.4 of this Agreement, Purchaser may make a written claim against the Indemnity Escrow Fund by delivering written notice of same (the “Claim Notice”) to the Escrow Agent as more particularly provided in the Escrow Agreement (in which event Purchaser will provide a copy of such Claim Notice to Agent). Any such Claim Notice will include a reasonably detailed description of the indemnification claim and the amount (which may be estimated in good faith) for which indemnity is sought. The Escrow Agent will distribute the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement; provided that any dispute between Purchaser and Agent shall be resolved pursuant to Section 9.2.
(b)    Final Distribution of the Indemnity Escrow Fund. On the date that is twelve months after the Closing Date, Purchaser and Agent will deliver a joint written instruction to the Escrow Agent to (i) pay to the Paying Agent for further distribution to the Stockholders and Warrantholders the amount of the Indemnity Escrow Fund payable to the Stockholders and Warrantholders by means of a wire transfer of immediately available funds and (ii) pay to its payroll provider the amount of the Indemnity Escrow Fund payable to holders of Vested Options directly and instruct such payroll provider to deliver such payments to the holders of Vested Option in the next regularly scheduled payroll of the Surviving Corporation, each in accordance with such Equityholder’s Percentage as set forth on the Payment Schedule.
(c)    Order of Payments. To the extent amounts are required to be paid by the Equityholders to a Purchaser Indemnified Party pursuant to a claim for indemnification pursuant to Section 5, such amounts shall be first satisfied from the Indemnity Escrow Fund, in accordance with the terms hereof and of the Escrow Agreement, until the Indemnity Escrow Fund is reduced to $0.00 (due to the release of such funds pursuant to this Section 5.6 or otherwise), and thereafter by offset against the Earnout Amount, and finally (only in the event of actual fraud, breach of a Fundamental Representation or pursuant to Section 5.2(c)) such amounts shall be payable directly by the Equityholders (subject to Section 5.5 and the other limitations set forth in this Agreement) severally in proportion to their respective Percentages as set forth on the Payment Schedule.

5.7    Tax Treatment of Indemnity Payments. The Company, the Equityholders, Purchaser and the Surviving Corporation agree to treat any indemnity payment made pursuant to this Section 5 as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes.
5.8    Exclusive Remedy; Further Limitations. The indemnification provisions set forth in this Section 5 shall be the sole and exclusive remedy of the parties (other than Agent with respect to Section 6.2) with respect to any and all claims from and after the Closing Date arising out of the subject matter of this Agreement. For the avoidance of doubt, nothing contained in this Agreement shall be construed to limit the Purchaser Indemnified Parties’ rights under the R&W Insurance Policy.
1.    Agent.
1.1    Appointment of Agent. By virtue of the approval of this Agreement and the Merger, and by the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, and without any further action of any of the Equityholders or the Company, the Equityholders hereby appoint Shareholder Representative Services LLC as the exclusive representative, agent and attorney-in-fact of the Equityholders to take all actions on behalf of the Equityholders in connection with this Agreement and the agreements ancillary hereto. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Equityholders and their successors as if expressly confirmed and ratified in writing by the Equityholders, and all defenses which may be available to the Equityholders to contest, negate, or disaffirm the action of Agent taken in good faith under this Agreement, the Escrow Agreement or Agent Engagement Agreement are waived. Without limiting the foregoing, Agent shall have the authority:
(a)    to consummate the Transaction and to pay such Equityholders’ expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred prior to, on or after the Agreement Date);
(b)    to give and receive notices and communications;
(c)    to authorize or object to delivery to Purchaser of cash from the Escrow Fund and to effect the distribution of any funds payable by Purchaser under this Agreement that are for the benefit of Equityholders which are released from the Escrow Fund or otherwise payable for the benefit of the Equityholders pursuant to the provisions of this Agreement;
(d)    to deduct and/or hold back any funds that may be payable to any Equityholder pursuant to the terms of this Agreement and the Escrow Agreement in order to pay any amount that may be payable by such Equityholder hereunder, in each case on a basis consistent with their Percentage;
(e)    to make any determinations, agree to, negotiate, enter into settlements and compromises of, any matters contemplated by this Agreement, including in connection with the determination or the adjustment of, or any other matter pertaining to, the Merger Consideration;
(f)    to execute and deliver on behalf of such Equityholder any amendment or waiver to the terms of this Agreement;
(g)    to disburse funds to third parties for expenses and liabilities;

(h)    to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors;
(i)    to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing or permitted by the terms of this Agreement, the Escrow Agreement or Agent Engagement Agreement; and
(j)    to do each and every act and exercise any and all rights which such Equityholder, or any or all of the Equityholders collectively, are permitted or required to do or exercise under this Agreement.
Notwithstanding the foregoing, Agent shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Escrow Agreement and in Agent Engagement Agreement, and for purposes of clarity, there are no other obligations of Agent in any ancillary agreement, schedule, exhibit or the Disclosure Schedules. This grant of authority (including the appointment of agency and the power of attorney and the immunities and rights to indemnification granted pursuant to this Agreement and the Agent Engagement Agreement) (i) is coupled with an interest and will be irrevocable and will not be terminated by any Equityholder or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of any Equityholder or the occurrence of any other event, and any action taken by Agent will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not any Equityholder or Agent will have received any notice thereof and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or fraction of his, her or its interest in the Escrow Fund. A new Agent may be designated by the Equityholders receiving at Closing a majority in interest of the proceeds paid to the Equityholders at Closing in their capacities as Equityholders pursuant to the Transaction, upon not less than ten days’ prior written notice to Purchaser. No bond shall be required of Agent. After the Closing, notices or communications to or from Agent shall constitute notice to or from each of the Equityholders. Agent may resign at any time in accordance with the terms of the Agent Engagement Agreement.
1.2    Exculpation and Indemnification of Agent Group. Certain Equityholders have entered into an engagement agreement (the “Agent Engagement Agreement”) with Agent to provide direction to Agent in connection with its services under this Agreement, the Escrow Agreement and the Paying Agent Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither Agent nor its members, managers, directors, officers, agents and employees nor any member of the Advisory Group (all of the foregoing collectively, the “Agent Group”) shall be liable to the Equityholders for any act done or omitted hereunder, under the Escrow Agreement or under Agent Engagement Agreement while acting in good faith and without gross negligence or willful misconduct and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Agent Group shall not be liable to the Equityholders for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify, defend and hold harmless the Agent Group from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Agent Expenses”) arising out of or in connection with any Agent Group member’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Agent Expense is suffered or incurred; provided, that in the event that any such Agent Expense that was previously paid to an Agent Group Member is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of such Agent Group member, such Agent Group member will reimburse the Equityholders the amount of such indemnified Agent

Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the applicable member of the Agent Group by the Equityholders, any such Agent Expense may be recovered by the Agent Group member from (a) the funds in the Expense Fund, (b) the amounts in the Escrow Fund but only at such time as there are remaining amounts available that would otherwise be distributable to the Equityholders, and (c) from any Earnout Amounts but only at such time as there are any such amounts available that would otherwise be distributable to the Equityholders; provided, that while this Section 6.2 allows the Agent Group to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Agent Expenses as they are suffered or incurred, nor does it prevent Agent from seeking any remedies available to it at Law or otherwise. In no event will Agent be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Equityholders set forth in this Agreement are not intended to be applicable to the indemnities provided to the Agent Group under this Section 6.2.
1.3    Expense Fund. The Expense Fund will be used (a) for the purposes of paying directly, or reimbursing Agent for, any third party expenses pursuant to this Agreement and the Transaction Agreements or (b) as otherwise directed by the Advisory Group. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to Agent any ownership right that they may otherwise have had in any such interest or earnings. Agent is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of Agent’s responsibilities, Agent shall disburse any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Stockholders and Warrantholders the amount payable to the Stockholders and Warrantholders by means of a wire transfer of immediately available funds and pay to the Company’s payroll provider the amount of the Expense Fund payable to holders of Vested Options directly and instruct such payroll provider to deliver such payments to the holders of Vested Option in the next regularly scheduled payroll of the Surviving Corporation, each in accordance with such Equityholder’s Percentage as set forth on the Payment Schedule. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing. Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and is not responsible for any tax reporting or withholding with respect thereto. Subject to Advisory Group approval, Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Equityholders.
1.4    Acceptance of Appointment; Survival of Immunities. By his, her or its signature to this Agreement, the initial Agent hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as Agent and to discharge the duties and responsibilities of Agent pursuant to the terms of this Agreement. All of the immunities and rights to indemnification granted to Agent Group under this Agreement shall survive (i) the resignation or removal of Agent or any member of Agent Group, and (ii) the Closing and/or any termination of this Agreement or the Escrow Agreement.
1.5    Actions of Agent. A decision, act, consent or instruction of Agent shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each such Equityholder, and the Escrow Agent, Paying Agent, Purchaser, Merger Sub and Surviving Corporation may rely upon any decision, act, consent or instruction of Agent as being the decision, act, consent or instruction of each and every such Equityholder. The Escrow Agent, Paying Agent, Purchaser, Merger Sub and Surviving Corporation are hereby irrevocably relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Agent. The Equityholders acknowledge that Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. Furthermore, Agent shall not be required to take any action unless Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect Agent against the costs, expenses and liabilities which may be incurred by Agent in performing such actions. Agent shall be entitled to: (i) rely upon the Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party.
1.6    Reliance. Following the Closing, Purchaser shall be entitled to deal exclusively with Agent on all matters relating to this Agreement (other than with respect to any direct payment obligations of the Equityholders) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equityholder by Agent, and on any other action taken or purported to be taken on behalf of any Equityholder by Agent, as being fully binding upon such Person. After the Closing, notices or communications to or from Agent shall constitute notice to or from each of the Equityholders. Any decision or action by Agent hereunder, including any agreement between Agent and Purchaser relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Equityholders and shall be final, binding and conclusive upon each such Person. No Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same. No Person will have any cause of action against Purchaser, the Surviving Corporation, or any of their representatives for any action taken by Purchaser in reliance upon any decision, act, consent, waiver or instruction of Agent; and Purchaser is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent, waiver or instruction of Agent. The provisions of this Section 6.6, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Equityholders, or by operation of Law, whether by death or other event.
2.    Conditions to Merger.
2.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions and each party (other than Agent) agrees to use its reasonable best efforts to satisfy the following conditions:
(a)    Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under any other applicable Law shall have expired or been terminated.
(b)    No Legal Prohibition. No Governmental Body of competent jurisdiction shall have:
(i)    enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or
(ii)    issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

2.2    Additional Purchaser and Merger Sub Conditions. The obligations of Purchaser and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver by Purchaser of each of the following conditions at or prior to the Closing:
(a)    Compliance with Agreements and Covenants. The Company shall have performed in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date and delivered all items required to be delivered by the Company pursuant to Section 1.12(a).
(b)    Accuracy of Representations and Warranties.
(i)    The Fundamental Representations (A) shall have been true and correct in all respects, other than de minimis inaccuracies, as of the Agreement Date, and (B) shall be true and correct in all respects, other than de minimis inaccuracies, on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects, other than de minimis inaccuracies, as of such particular date) and (ii) the representations set forth in Section 2.4 shall not be deemed to be inaccurate as a result of (a) the exercise of any Option or Warrant expressly set forth on Schedule 2.4(a) or (b) the conversion to Common Stock of any share of Preferred Stock expressly set forth on Schedule 2.4(b) or issued pursuant to a Warrant expressly set forth on Schedule2.4(a).
(ii)    The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct on and as of the Agreement Date and the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had, or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect).
(c)    Receipt of Officers’ Certificate. Purchaser and Merger Sub shall have received a certificate, signed for and on behalf of the Company by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d).
(d)    No Material Adverse Effect. No Effect will have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)    Closing Deliverables. The Company shall have delivered each of the closing deliverables set forth in Section 1.12(a).
(f)    Requisite Stockholder Vote. The Requisite Stockholder Vote will have been obtained and evidence of such delivered to Purchaser.
2.3    Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver by the Company of each of the following conditions prior to or at the Closing:

(a)    Compliance with Agreements and Covenants. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date and shall have delivered all items required to be delivered by the Company pursuant to Section 1.12(b).
(b)    Accuracy of Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement, without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct on and as of the Agreement Date and the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had, or would not reasonably be expected to adversely impact, individually or in the aggregate, Purchaser’s ability to consummate the Transaction and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to adversely impact, individually or in the aggregate, Purchaser’s ability to consummate the Transaction).
(c)    Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Purchaser and Merger Sub by a duly authorized officer of each of Purchaser and Merger Sub, certifying the satisfaction of the conditions set forth in this Section 7.3(a) and Section 7.3(b).
(d)    R&W Insurance Policy. Purchaser shall have bound the R&W Insurance Policy as of the Agreement Date and shall provide for payment of the premium concurrent with the Closing.
(e)    Closing Deliverables. Purchaser shall have delivered each of the closing deliverables set forth in Section 1.12(b).
(f)    Requisite Stockholder Vote. The Requisite Stockholder Vote will have been obtained.
3.    Termination.
3.1    Termination. This Agreement may be terminated and the Merger abandoned at any time prior to Closing:
(a)    by the mutual written consent of Purchaser and the Company;
(b)    by either of the Company, on the one hand, or Purchaser, on the other hand, by written notice to the other:
(i)    if any Governmental Body shall have issued an injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or
(ii)    if the consummation of the Merger shall not have occurred on or before the date (such date the “Outside Date”) that is the date that is one hundred eighty days from the Agreement Date; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before such date; provided, further that such failure to comply is not capable of being cured or has not been cured within thirty days after the giving of notice thereof to the party seeking to terminate this Agreement from the other party to this Agreement;
(c)    by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Purchaser, upon a material breach of any representation, warranty or covenant of Purchaser contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty days after the giving of notice thereof by the Company to Purchaser, such that the conditions set forth in Sections 7.1 and 7.3 cannot be satisfied or cured prior to the Outside Date;
(d)    by Purchaser, if Purchaser is not then in material breach of any term of this Agreement, upon written notice to Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided, however, that such breach is not capable of being cured or has not been cured within thirty days after the giving of notice thereof by Purchaser to the Company, such that the conditions set forth in Sections 7.1 and 7.2 cannot be satisfied or cured prior to the Outside Date; or
(e)    by Purchaser, if the Company has not obtained the Requisite Stockholder Vote within two Business Days of the Agreement Date.
3.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Purchaser, the Company, or Agent or any of their respective Affiliates and all rights and obligations of any party shall cease, provided, however, that notwithstanding anything herein to the contrary (a) the provisions set forth in this Section 8.2, Section 9.2 (Governing Law and Dispute Resolution), and Section 9.6 (Fees and Expenses) shall survive the termination of this Agreement and (b) in the event of the termination of this Agreement, nothing herein shall relieve any party from liability for actual fraud in connection with this Agreement and the Transaction. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
4.    Miscellaneous.
4.1    Successors and Assigns. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party without the prior written consent of the other parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except for the express obligations and liabilities of the Equityholders and as otherwise expressly provided in this Agreement.
4.2    Governing Law and Dispute Resolution.
(a)    This Agreement shall be governed and construed in accordance with law of the State of Delaware excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction.
(b)    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (“Arbitration”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California. The Arbitration shall be conducted by a panel of three arbitrators having experience with corporate transactions involving mergers and acquisitions generally, and preferably with experience in the technology sector (the “Arbitrators”). The Arbitration shall not permit “discovery” as provided for in state or federal courts. Disclosure of documents or other tangible materials to be used by either party in any presentation to the Arbitrators must include both inculpatory and exculpatory documents or materials concerning the claim(s) at issue in the Arbitration. The parties agree the Arbitration proceedings shall be confidential and private, and the Arbitrators shall otherwise conduct the proceedings in keeping with the Commercial Arbitration Rules now in effect or as hereafter modified. In this regard, the parties acknowledge that interim, injunctive, emergency relief may be sought from the Arbitrators and/or the AAA and agree to forego court process for such relief absent first seeking such relief as provided in the arbitration forum. The parties also agree that the prevailing party in any arbitration proceeding shall be entitled to an award of attorneys’ fees and costs. The Arbitrators shall issue a reasoned award. For the purposes of enforcement of any arbitral award the parties waive any defenses to the lack of convenience of proceedings brought in any court within the United States, and also waive any defense of lack of personal service of process so long as service of any demand for Arbitration is made as provided for by the Commercial Arbitration Rules and delivered as required pursuant to the notice provisions of this Agreement.
(c)    THE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR THE TRANSACTION.
4.3    Counterparts. This Agreement may be executed and delivered by facsimile or .PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
4.4    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
4.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender), (c) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (d) three Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (e) one Business Day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery. All communications shall be sent to the respective parties at the address and/or facsimile number set forth below, or to such other address or facsimile number as subsequently modified by written notice given in accordance with this Section 9.5.
If to Purchaser or the Company following the Closing:
Skyworks Solutions, Inc.
5221 California Ave.
Irvine, CA 92617
Attention: Robert Terry, Senior Vice President, General Counsel and Secretary
Email: robert.terry@skyworksinc.com and contracts@skyworksinc.com
Facsimile No.: (949) 231-3206

With a copy, which shall not constitute notice, to:

O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, CA 92660
Attention: Mark D. Peterson and Nikole M. Kingston
Email: mpeterson@omm.com and nkingston@omm.com
Facsimile No.: (949) 823-6994

If to the Company prior to the Closing, to:
Avnera Corporation
1600 NW Compton Dr. #300
Beaverton, OR 97006
Attention: Chief Executive Officer
Email: manpreet@avnera.com

If notice is given to the Company prior to the Closing, a copy (which shall not constitute notice) shall also be sent to:
DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, TX 78701
Attention: Philip Russell, P.C.
Facsimile No.: (512) 457-7001
Email: Philip.Russell@dlapiper.com

If to Agent to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Facsimile No.: (303) 623-0294
Email: deals@srsacquiom.com

If notice is given to Agent, a copy (which shall not constitute notice) shall also be sent to:

DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, TX 78701
Attention: Philip Russell, P.C.
Facsimile No.: (512) 457-7001
Email: Philip.Russell@dlapiper.com

4.6    Fees and Expenses. Except for the Company Transaction Expenses, which, assuming the Closing occurs, shall be deducted from the Merger Consideration pursuant to Section 1.12(b)(v) and paid by Purchaser in accordance with the Payment Schedule, or as otherwise expressly set forth in this Agreement, each of the parties shall bear its own fees and expenses incurred in connection with the Transaction. For the avoidance of doubt, Purchaser shall be responsible for the costs and expenses of obtaining and maintaining (i) the R&W Insurance Policy, with Purchaser paying 50% of the premium in respect thereof and the other 50% being treated as a Company Transaction Expense, (ii) the D&O Insurance Coverage, with Purchaser paying 50% of the premium in respect thereof and the other 50% being treated as a Company Transaction Expense, (iii) the Escrow Agent, with Purchaser paying 50% of the costs and expenses and the other 50% being treated as a Company Transaction Expense, and (iv) the Paying Agent.
4.7    Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
4.8    Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the express written consent of Purchaser and (i) prior to the Closing, the Company or (ii) following the Closing, Agent. Compliance with any term or provision of this Agreement with which a party was or is obligated to comply may only be waived by Purchaser, on its own behalf, and (i) by the Company prior to the Closing, on its own behalf, or (ii) by following the Closing, by Agent, on behalf of the Equityholders and on its own behalf. Any amendment or waiver not effected in accordance with this Section 9.8 shall be null and void.
4.9    Specific Performance.
(a)    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the Merger, may cause irreparable injury to the other parties, for which damages, even if available, may not be an adequate remedy. Accordingly, each party is entitled to seek (i) the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and (ii) the granting by any court of the remedy of specific performance of such party’s obligations hereunder.
(b)    Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(c)    Prior to the Closing, if any Action is brought to enforce specifically the performance of the terms and provisions of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty Business Days, or (ii) such other time period established by the court presiding over such Action.
4.10    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.
4.11    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.
4.12    Entire Agreement. The Transaction Agreements, including all exhibits and schedules thereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Agreements and the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 2 of this Agreement, the Company is not making any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to this Agreement or the Transaction and Purchaser is solely relying on the representations and warranties of the Company set forth in Section 2 in determining whether to acquire the Company.
4.13    Joint Negotiation and Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
4.14    Interpretation.
(a)    Any capitalized terms used in any schedule or exhibit to this Agreement and not otherwise defined therein shall have the meanings set forth in this Agreement.
(b)    Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
(c)    The terms “hereof,” “herein,” “hereof,” “hereto” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.
(d)    Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(e)    The terms “includes,” “including” and similar terms shall be deemed to mean “including, without limitation,”

(f)    The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(g)    Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
(h)    Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.
(i)    For the avoidance of doubt, any subtraction of a negative number or amount hereunder shall be equal to the addition of the absolute value of such negative number or amount.
(j)    The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
(k)    For any document or other item to have been “made available” heretofore or prior to the Agreement Date, such document or other item must be deposited in the Data Room and Purchaser provided access thereto at least twenty-four (24) hours prior to the Agreement Date.
4.15    Post-Closing Representation. The parties acknowledge and agree that DLA Piper LLP (US) (the “Company Representatives”) has acted as counsel to the Company in connection with the Transaction. Purchaser, and the Surviving Corporation following the Closing, expressly and knowingly consents to the Company Representatives representing any or all of the Equityholders or Agent in any matter after the Closing arising out of this Agreement or any of the other Transaction Agreements that is or may be adverse to Purchaser or the Surviving Corporation. This consent constitutes an advance waiver of any conflict of interest claim against the Company Representatives arising out of the Transaction Agreements or any of the other as a result of such firm representing the Company, and the Surviving Corporation following the Closing, further agree that, as to all communications among the Company Representatives, the Company, Agent and any Equityholder that relate to the negotiation of this Agreement and the attorney-client privilege related thereto may be controlled by Agent and shall not pass to or be claimed by Purchaser or any of its Affiliates (including the Surviving Corporation following the Closing); provided that, in the event that a dispute arises between Purchaser or Surviving Corporation, on the one hand, and a third party, on the other hand, Purchaser and/or the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by the Company Representatives to such third party.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the Agreement Date.

COMPANY: Avnera Corporation By: /s/ Manpreet S. Khaira Name: Manpreet S. Khaira Title: Chief Executive Officer

AGENT Shareholder Representative Services LLC By: /s/ Sam Riffe Name: Sam Riffe Title: Executive Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the Agreement Date.

PURCHASER: Skyworks Solutions, Inc. By: /s/ Liam K. Griffin Name: Liam K. Griffin Title: President and Chief Executive Officer
MERGER SUB: AI Acquisition Corp. By: /s/ Liam K. Griffin Name: Liam K. Griffin Title: President

Signature Page to Agreement and Plan of Merger

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Skyworks Solutions, Inc. hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.